Exhibit 2.01

PURCHASE AND SALE AGREEMENT

by and among

NPC ACQUISITION HOLDINGS, LLC,

EACH OF THE SELLERS LISTED ON ANNEX I,

NPC INTERNATIONAL HOLDINGS, INC.

and, solely for purposes of Section 12.13,

MERRILL LYNCH GLOBAL PRIVATE EQUITY, INC.

Dated as of November 6, 2011

i

ANNEXES

Annex I – List of Sellers and Membership Interest and Option Information

EXHIBITS

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Membership Interest Transfer Document

Exhibit C – Form of Termination of Advisory Agreement

Exhibit D – Debt Commitment Letters

Exhibit E – Equity Financing Commitment

SCHEDULES

Schedule 1.01(a) – Current Assets, Current Liabilities, Net Working Capital and Final Adjustments

Schedule 1.01(b) – Funded Indebtedness

Schedule 1.01(c) – Certain Beverage Contracts

Schedule 1.01(d) – Specified Matter

Schedule 6.09 – Certain Affiliate Contracts

PURCHASE AND SALE AGREEMENT, dated as of November 6, 2011 (this “Agreement”), by and among NPC Acquisition Holdings, LLC, a Delaware limited liability company (“NPC”), each of the Persons listed on Annex I under the heading of “Seller” (each, a “Seller” and collectively, the “Sellers”), NPC International Holdings, Inc., a Delaware corporation (the “Purchaser”), and, solely for purposes of Section 12.13, Merrill Lynch Global Private Equity, Inc. (the “Sellers’ Representative”).

W I T N E S S E T H:

WHEREAS, the Sellers own all of the issued and outstanding limited liability company interests of NPC (the “Membership Interests”), including the Restricted Interests, and all of the NPC Options;

WHEREAS, at the Closing, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, all of the Membership Interests, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Pizza Hut Consent and Amendment has been executed and delivered by the parties thereto; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition to the willingness of NPC and the Sellers to enter into this Agreement, Olympus Growth Fund V, L.P. (the “Guarantor”) is entering into a limited guarantee in favor of NPC and the Sellers’ Representative on behalf of the Sellers (the “Limited Guarantee”) pursuant to which the Guarantor is guaranteeing certain obligations of the Purchaser in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, NPC, the Sellers and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:

“2014 Notes” means the 9.5% Senior Subordinated Notes due 2014 issued by NPC International pursuant to the Indenture.

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before any Governmental Authority or duly appointed arbitration authority.

“Adjustment Escrow Amount” means $4,000,000.

“Adjustment Escrow Account” means the account to be established by the Escrow Agent to hold the Adjustment Escrow Amount pursuant to the terms of the Escrow Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and, with respect to the Purchaser, includes NPC from and after the Closing until such time as NPC is no longer an Affiliate of the Purchaser.

“Aggregate Fully Diluted Membership Interests” means, as of immediately prior to the Closing, the sum of (i) the total number of Membership Interests (including Rollover Interests) owned by all Sellers and (ii) the total number of Membership Interests subject to all NPC Options, other than Excluded Options (which sum Sellers shall cause to be set forth on Annex I (as updated in accordance with the terms hereof) opposite “Total” under the heading “All Membership Interests”).

“Aggregate Option Exercise Price” means the aggregate amount that would be paid to NPC in respect of all NPC Options (other than Excluded Options) outstanding as of immediately prior to the Closing had such NPC Options been exercised in full, without regard to vesting or any other restriction upon exercise (and assuming concurrent payment in full of the exercise price of each such NPC Option solely in cash), immediately prior to the Closing in accordance with the terms of the applicable option agreement with NPC pursuant to which such NPC Options were issued.

“Aggregate Rollover Amount” means an amount equal to $3,400,000 (which is the aggregate Rollover Amount for all Rollover Sellers).

“Audited Financial Statements” means the audited consolidated balance sheets and the related audited consolidated statements of income (loss), stockholders’ equity and comprehensive income (loss) and cash flows of NPC International for the years ended December 28, 2010 and December 29, 2009 set forth in the Form 10-K.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Cash” means cash and cash equivalents of NPC and its Subsidiaries on a consolidated basis, calculated in accordance with GAAP using the practices and methodologies of NPC used in the preparation of the most recent balance sheet included in the SEC Reports filed prior to the date hereof to the extent consistent with GAAP.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing Indebtedness” means (i) the total outstanding amount of Indebtedness of NPC and its Subsidiaries on a consolidated basis (including, in any event, the amount of any Funded Indebtedness), minus (ii) all Cash, each as determined as of 12:01 a.m. Central time on the Closing Date; for the avoidance of doubt, the difference between (i) and (ii) may be a number that is less than zero.

“Closing Net Working Capital” means the Net Working Capital of NPC and its subsidiaries on a consolidated basis as of 12:01 a.m. Central time on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Option Account” means the bank account in the United States to be designated by NPC in a written notice to the Purchaser at least two (2) Business Days before the Closing.

“Contract” means any note, bond, mortgage, deed of trust, indenture, guarantee, lease, sublease, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, or other legally binding instrument or obligation (whether oral or written).

“control” (including the terms “controlled by”, “controlling” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Conveyance Taxes” means any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, recording or other similar tax, fee or charge imposed by any Governmental Authority upon the sale, transfer or assignment of real, personal, tangible or intangible property or any interest therein, or upon the recording of any such sale, transfer or assignment, together with any interest, additions or penalties in respect thereof.

“Current Assets” means the “Current Assets” as defined on Schedule 1.01(a).

“Current Liabilities” means the “Current Liabilities” as defined on Schedule 1.01(a).

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered by NPC to the Purchaser in connection with the execution and delivery of, and forming a part of, this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, claim, mortgage, covenant, restriction (whether on voting, sale, transfer, disposition or otherwise), easement, encroachment, option, warrant, contract, call, commitment, equity demand, proxy, voting agreement, right of first refusal, deed of trust, lien or encumbrance, whether imposed by Contract, Law or otherwise, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, Intellectual Property.

“Environmental Claims” means any Claim, Action, or Governmental Order relating to any Environmental Law or any Environmental Permit or any Hazardous Material, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release of Hazardous Materials.

“Environmental Law” means any Law that relates to (a) pollution or the protection of the environment or (b) human exposure to, or the Release of, or Remedial Action with respect to, Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number or license that NPC or any of its Subsidiaries is required to possess under Environmental Law.

“Escrow Agent” means Wells Fargo Bank, National Association or such other Person as the Purchaser and NPC shall mutually select prior to the Closing.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Sellers’ Representative, the Purchaser and the Escrow Agent substantially in the form of Exhibit A.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Estimated Closing Statement” means the statement setting forth NPC’s good faith estimate of (i) Closing Indebtedness, (ii) NPC Transaction Expenses, (iii) Closing Net Working Capital and (iv) the Final Adjustment Amount delivered by NPC pursuant to Section 2.06(a).

“Estimated Final Adjustment Amount” means an estimate of the Final Adjustment Amount, set forth in the Estimated Closing Statement.

“Estimated Indebtedness” means an estimate of the Closing Indebtedness, set forth in the Estimated Closing Statement.

“Estimated Net Working Capital” means an estimate of the Closing Net Working Capital, set forth in the Estimated Closing Statement.

“Estimated NPC Transaction Expenses” means an estimate of the NPC Transaction Expenses, set forth in the Estimated Closing Statement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means (i) all Taxes imposed on or payable by NPC and its Subsidiaries for any Pre-Closing Period; (ii) with respect to Straddle Periods, Taxes imposed on NPC or any of its Subsidiaries which are allocable, pursuant to Section 8.03(b), to the portion of such period ending on the Closing Date; (iii) Taxes attributable to a taxable period ending on or before the Closing Date for which NPC or any of its Subsidiaries are held liable under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign law) by reason of NPC or any of its Subsidiaries being included in any consolidated, affiliated, combined or unitary group with any Person (other than NPC and its Subsidiaries) at any time before the Closing Date; (iv) any and all Taxes for a taxable period ending on or before the Closing Date of any Person (other than NPC and its Subsidiaries) imposed on NPC or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; and (v) all interest and penalties that accrue after the

Closing on any Taxes described in the preceding clauses (i) through (v) (but, for the avoidance of doubt, without duplication); provided, however, that Excluded Taxes shall not include Taxes (A) resulting from any transaction to which the Purchaser, NPC or any of its Subsidiaries is a party occurring after the Closing outside the ordinary course of business; (B) attributable to Purchaser’s failure to satisfy any of its obligations pursuant to this Agreement; or (C) resulting from an actual or deemed election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

“Final Adjustment Amount” means an amount, which may be positive or negative, equal to (i) the Purchaser Adjustment Amount minus (ii) the Sellers Adjustment Amount.

“Final Closing Statement” means the final statement of (i) Closing Indebtedness, (ii) NPC Transaction Expenses and (iii) Closing Net Working Capital determined pursuant to the procedures set forth in Section 2.07(b) and Section 2.08(c).

“Financing Source” or “Financing Sources” means, with respect to the Purchaser and its Affiliates, any lender or any of such lender’s Affiliates acting in such capacity with respect to the Acquisition Financing.

“Form 10-K” means the Form 10-K filed by NPC International with the SEC on February 22, 2011 for the fiscal year ended December 28, 2010.

“Funded Indebtedness” means the Indebtedness of NPC and its Subsidiaries for borrowed money outstanding as of the Closing, including under the credit facilities and notes set forth on Schedule 1.01(b).

“Fully Diluted Ownership Percentage” means, with respect to any Seller, as of immediately prior to the Closing, the percentage of (a) the sum of (i) the outstanding Membership Interests (including the Rollover Interests) owned by such Seller and (ii) the Membership Interests subject to any NPC Options (other than Excluded Options) owned by such Seller, in relation to (b) the Aggregate Fully Diluted Membership Interests, which percentage is set forth opposite such Seller’s name on Annex I under the heading “Fully Diluted Ownership Percentage”.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“Governmental Authority” means any foreign or domestic federal, national, supranational, state, provincial, municipal, local or other government, governmental, regulatory, legislative or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, toxic mold and (b) any other chemicals, materials or substances defined or regulated as “toxic” or “hazardous” or as a “contaminant” under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means a federal, state, local or foreign Tax that is based upon or measured by overall net or gross income and franchise, capital, net worth and similar Taxes.

“Income Tax Return” means a Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money (including any prepayment or redemption fee or penalty), (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (excluding undrawn letters of credit issued in support of commercial operations of NPC and its Subsidiaries in the ordinary course of business), (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock; (g) all obligations arising from deferred compensation arrangements (to the extent in excess of any cash or marketable securities specifically set aside solely to fund such obligations (it being understood that any such cash or marketable securities shall not be included in Cash)) (“Unfunded Deferred Compensation”) and all obligations under severance plans or arrangements, other bonus plans or any similar arrangements payable (or for which participants have the right to cause to be payable) as a result of the consummation of the transactions contemplated hereby, (h) all capital lease obligations (excluding any obligations related to any equipment provided to NPC or any of its Subsidiaries in connection with any beverage contract listed on Schedule 1.01(c)), (i) all guaranties of such Person in connection with any of the foregoing and (j) all accrued interest, prepayment premiums or penalties (including with respect to the 2014 Notes any tender premiums up to 2.375% of the principal amount thereof) related to any of the foregoing; provided, however, that none of the following shall constitute “Indebtedness”: (x) the obligations of NPC or any of its Subsidiaries for the unamortized portion of any signing bonus under any beverage contract; (y) deferred compensation (other than to the extent that it is Unfunded Deferred Compensation) payable as a result of the consummation of the transactions contemplated hereby; and (z) the treatment and payments in respect of NPC Options contemplated by this Agreement.

“Indenture” means that certain Indenture, dated as of May 3, 2006, among NPC International, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers pursuant to Section 10.02 and the Purchaser pursuant to Section 10.03, as the case may be.

“Indemnity Escrow Account” means the account to be established by the Escrow Agent to hold the Indemnity Escrow Amount pursuant to the terms of the Escrow Agreement.

“Indemnity Escrow Amount” means $30,000,000.

“Independent Auditor” means PricewaterhouseCoopers LLP.

“Initial Closing Statement” means a statement setting forth the initial determination of (i) Closing Indebtedness, (ii) NPC Transaction Expenses and (iii) Closing Net Working Capital, delivered by Purchaser pursuant to Section 2.07(a).

“Intellectual Property” means all (a) patents and patent applications, (b) trademarks, service marks, designs, slogans, trade names, trade dress and Internet domain names and all other indicia of origin, together with the goodwill associated therewith, (c) copyrights, including copyrights in computer software and databases, (d) registrations, applications for registration, renewals, reissues, continuations, continuations-in-part, divisionals, extensions, and reexaminations of any of the foregoing in (a)-(c), and (e) trade secrets, know-how, and other confidential and proprietary information (including processes, methods, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Interim Balance Sheet” means the unaudited interim condensed consolidated balance sheet of NPC International as of September 27, 2011 set forth in the Form 10-Q filed by NPC International with the SEC on the date of this Agreement for the quarterly period ended September 27, 2011.

“Law” means any federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, Governmental Order, requirement or rule of law (including common law).

“Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by NPC or any of its Subsidiaries, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of NPC Real Property Lease for such Leased Real Property.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, direct or indirect, matured or unmatured, known or unknown, or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings of NPC Acquisition Holdings, LLC, effective as of May 2, 2006, as amended on December 29, 2008.

“Material Adverse Effect” means any event, circumstance, change in or effect on NPC and its Subsidiaries that has been or would reasonably be expected to be materially adverse to the consolidated operations, results of operations, business, assets, liabilities or financial condition of NPC and its Subsidiaries, taken as a whole or that materially impairs the ability of NPC or the Sellers to consummate the transactions contemplated hereby; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has occurred or is likely to occur a “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which NPC and its Subsidiaries operate (including legal and regulatory changes) that do not materially and disproportionately affect NPC and its Subsidiaries; (b) changes in general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally that do not materially and disproportionately affect NPC and its Subsidiaries; (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or (iii) any delays or cancellations of orders for products or services; (d) any reduction in the price of services or products offered by NPC and its Subsidiaries in response to the reduction in price of comparable services or products offered by a competitor; (e) any event, circumstance, change or effect that results from any action taken pursuant to or in accordance with the express requirements of this Agreement or at request of the Purchaser; (f) changes arising from earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions in the United States or any other country or region in the world; (g) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement; and (h) changes or modifications in GAAP or applicable Law or interpretations thereof.

“MLGPEF” means ML Global Private Equity Fund, L.P.

“Net Working Capital” means the (i) the Current Assets, minus (ii) the Current Liabilities, as calculated in accordance with Schedule 1.01(a).

“NPC Employee” means as at the time of determination, an employee of NPC or any of its Subsidiaries.

“NPC Group” means each Seller, NPC, their respective Affiliates and any former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders or Affiliates of any of the foregoing.

“NPC International” means NPC International, Inc.

“NPC IP Agreements” means all Contracts involving the grant of any rights with respect to Intellectual Property (including any covenant not to sue) (a) from NPC or its Subsidiaries to any Person, and (b) to NPC or its Subsidiaries from any third party Person.

“NPC’s Knowledge”, “Knowledge of NPC” or similar terms used in this Agreement means the actual (but not constructive or imputed) knowledge of any of Troy D. Cook, Robert Cotton, Susan G. Dechant, James K. Schwartz, Linda Sheedy, D. Blayne Vaughn, Vonnie Walbert, and Michael J. Woods, after making reasonable inquiry.

“NPC Licensed Intellectual Property” means all Intellectual Property of other Persons that NPC or any of its Subsidiaries is licensed or otherwise authorized to use.

“NPC Option” means any option to purchase any Membership Interests, whether or not issued pursuant to the Option Plan.

“NPC Owned Intellectual Property” means all Intellectual Property owned by NPC or any of its Subsidiaries.

“NPC Transaction Expenses” means all (a) expenses of NPC and its Subsidiaries incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including out-of-pocket costs, fees and disbursements of and to financial advisors, attorneys, accountants and other advisors and service providers, (b) all payments to directors, officers and employees arising under any severance, bonus, retention or any other change-of-control or similar arrangements, payable by NPC or its Subsidiaries pursuant to or in connection with the transactions contemplated by this Agreement (whether payable prior to, on, or after the Closing Date) and (c) all payments (including the PHI Consent Fees and any other consent fees or transfer fees) required to be made by NPC or any of its Subsidiaries as a result of or as a condition to the transactions contemplated hereby, including to any landlord or franchisor and, with respect to each of clauses (a), (b) and (c), which have not been paid by NPC or its Subsidiaries as of the Closing Date.

“Option Plan” means the NPC Acquisition Holdings, LLC Management Option Plan.

“Owned Membership Interest Percentage” means the percentage of the outstanding Membership Interests (excluding Rollover Interests) owned by a Seller in relation to the Aggregate Fully Diluted Membership Interests, which percentage is set forth opposite such Seller’s name on Annex I under the heading “Owned Membership Interest Percentage (Fully Diluted)”.

“Party” shall mean each of NPC, each of the Sellers and the Purchaser and “Parties” shall mean all of them.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the Interim Balance Sheet in accordance with GAAP, consistently applied, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of NPC or any of its Subsidiaries, as the case may be, for amounts that are not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) immaterial liens on leases, subleases, easements, non-exclusive licenses, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, the existence of which does not interfere with the present use of the affected property, (d) any Encumbrances that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports relating to NPC or its Subsidiaries’ interests in real property, zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the properties or assets of NPC or any of its Subsidiaries, (e) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and other similar matters of record set forth in any state, local or municipal recording or like office under which NPC or any of its Subsidiaries conducts their business that do not materially interfere with the present use or operation of such business, (f) any internal leases, subleases occupancy agreements or licenses between any of NPC or any of its Subsidiaries, (g) matters which would be disclosed by an accurate survey or inspection of any real property used by NPC or its Subsidiaries which do not materially interfere with the current use or operation of any real property used by NPC or its Subsidiaries which they encumber, (h) minor encroachments including, but not limited to, foundations and retaining walls, and (i) variations, if any, between tax lot lines and property lines.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Government Authority or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder.

“PHI” means Pizza Hut, Inc.

“PHI Consent Fees” means the consent fees, if any, payable to PHI or its Affiliates pursuant to the Pizza Hut Consent and Amendment.

“Pizza Hut Consent and Amendment” means the Consent and Amendment Agreement, dated as of (or prior to) the date hereof, among the Purchaser, NPC, NPC International, PHI, Taco Bell Corp. and KFC Corporation.

“Pizza Hut System” means the system of pizza restaurants throughout the United States and in certain foreign countries operated under the name and mark “Pizza Hut” or similar names and marks.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date.

“Preliminary Net Purchase Price” means an amount equal to (i) the Preliminary Purchase Price minus (ii) the Escrow Amount.

“Properties to be Sold” has the meaning set forth in Section 4.12(a) of the Disclosure Schedule.

“Purchase Price Bank Accounts” means the bank accounts in the United States to be designated by each Seller in written notices to the Purchaser at least two (2) Business Days before the Closing.

“Purchaser Adjustment Amount” means the aggregate amount to be reimbursed by the Sellers to the Purchaser for all adjustments set forth under the heading “Final Adjustments” in Schedule 1.01(a).

“Purchaser Liability Cap” has the meaning given to such term in the Limited Guarantee.

“Purchaser Group” means (i) Purchaser or Guarantor, (ii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Purchaser or Guarantor, (iii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any Person named in clause (i), and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Purchaser Common Stock” means the Common Stock, par value $0.001 per share, of Purchaser.

“Purchaser Shares” means, with respect to each Rollover Seller, a number of shares of Purchaser Common Stock equal to (i) such Rollover Seller’s Rollover Amount, divided by (ii) $1.00.

“Real Property” means the Owned Real Property, the Leased Real Property and the Leasehold Improvements.

“Registered” means, when used in connection with Intellectual Property matters, issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying and seeping into or upon any land or water or air or otherwise entering into the environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the environment, (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance or monitoring.

“Restricted Interests” means any “restricted stock units” outstanding that entitle the holder thereof to receive Membership Interests upon vesting.

“Rollover Amount” means, with respect to each Rollover Seller, the dollar amount set forth across from such Seller’s name on Annex I.

“Rollover Interests” means, with respect to each Rollover Seller, a number of Membership Interests equal to (i) the Aggregate Fully Diluted Membership Interests multiplied by (ii) a fraction the numerator of which is such Rollover Seller’s Rollover Amount and the denominator of which is the Preliminary Net Purchase Price.

“Rollover Seller” means each Seller that has an amount listed across from such Seller’s name on Annex I attached hereto under the heading “Rollover Amount”.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the forms, reports, statements, schedules and other documents filed by NPC International with the SEC since January 1, 2009.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Adjustment Amount” means the aggregate amount to be reimbursed by the Purchaser to the Sellers for all adjustments set forth under the heading “Final Adjustments” in Schedule 1.01(a).

“SLB Properties” has the meaning set forth in Section 6.01 of the Disclosure Schedule.

“Sold Property Amount” means an amount equal to (i) the aggregate annual rent (including all amounts payable as additional rent) payable by NPC or any of its Subsidiaries under all Sold Property Leases, multiplied by (ii) 7.25.

“Sold Property Lease” means any lease, sublease or other similar agreement pursuant to which NPC or any of its Subsidiaries leases any Sold Property.

“Sold Property” means any real property that is Owned Real Property as of the date of this Agreement (including the SLB Properties) and that ceases to be Owned Real Property prior to the Closing.

“Specified Matter” means the matter described on Schedule 1.01(d).

“Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other entity in which such Person, directly or indirectly, owns greater than 50% of the equity interests thereof or has the power to elect or direct the election of greater than 50% of the members of the governing body of such entity, or otherwise has control over such entity.

“Target Net Working Capital” means $(16,183,000).

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, capital gain, gross receipts, windfall profits, severance, property, production, license, excise, net worth, franchise, capital, employment, withholding, social security contributions and other taxes of any kind whatsoever, duties and similar imposts, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Governmental Authority.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

SECTION 1.02 Definitions. In addition to the terms defined in Section 1.01, the following defined terms have the meanings set forth in the locations identified below:

Defined Term	Location
“280G Waivers”	8.10
“Acquisition Financing”	5.04(a)
“Adjusted Purchase Price”	2.07(b)
“Affiliate Contract”	4.20
“Agreement”	Preamble
“Alternate Debt Financing”	6.05(a)(iii)
“Bankruptcy and Equity Exception”	3.01(a)
“Cap”	10.04(b)
“Closing”	2.03
“Closing Date”	2.03
“Company Transaction”	6.10
“Confidential Information”	6.03(c)
“Confidentiality Agreement”	6.03(a)
“Consent Solicitation”	6.12(a)
“Contest”	8.05(b)
“Contingent Worker”	4.14(c)
“Cost-Effective Manner”	10.09(c)
“Debt Commitment Letters”	5.04(a)
“Debt Financing”	5.04(a)
“Debt Tender Offer”	6.12(a)
“Equity Financing”	5.04(a)
“Equity Financing Commitment”	5.04(a)
“ERISA”	4.13(a)
“Excess Parachute Payment”	8.10
“Excluded Options”	2.09(c)
“Final Closing Indebtedness”	2.07(b)
“Final Closing Net Working Capital”	2.07(b)
“Final NPC Transaction Expenses”	2.07(b)
“Financing Commitments”	5.04(a)
“Fundamental Representations”	10.01
“Guarantor”	Recitals
“Interim Period”	6.03(d)

Defined Term	Location
“Leased Real Property”	4.12(b)
“Limited Guarantee”	Recitals
“Location Franchise Agreements”	4.17(a)(i)
“Loss”	10.02
“Material Contracts”	4.16(a)
“Membership Interests”	Recitals
“Membership Interest Value”	2.09(c)
“Neutral Accountant”	2.08(c)(iii)
“New Debt Commitment Letter”	6.05(a)(iii)
“Notice of Acceptance”	2.08(b)
“Notice of Disagreement”	2.08(b)
“NPC”	Preamble
“NPC Real Property Leases”	4.12(b)
“Objection Deadline Date”	2.08(b)
“Offer Documents”	6.12(a)
“Overpayment Amount”	2.07(b)(i)
“Owned Real Property”	4.12(a)
“Pay-Off Letters”	2.04(e)
“Permit”	4.10(b)
“Pizza Hut Franchise Agreements”	4.17(a)
“Pizza Hut Sub Franchise Agreements”	4.17(b)
“Plans”	4.13(a)
“Preliminary Purchase Price”	2.06(b)
“Purchase Price”	2.02
“Purchaser”	Preamble
“Purchaser Indemnified Party”	10.02
“Purchaser Termination Fee”	11.02(b)(i)
“Remainder”	10.06(b)
“Seller”	Preamble
“Seller Indemnified Party”	10.03
“Seller Matters”	12.13
“Shearman & Sterling”	12.14
“Specified Matter Holdback Amount”	10.06(b)
“Specified Matter Release Date”	10.06(b)
“Subsidiary Shares”	4.02(b)
“Termination Date”	11.01(a)
“Territory Franchise Agreements”	4.17(a)(ii)
“Third Party Claim”	10.05(b)
“Transaction Tax Deductions”	8.02
“Unresolved Objections”	2.08(c)(iii)
“Unresolved Claims”	10.06(b)
“Update Notice”	6.06
“Updated Schedules”	6.06

SECTION 1.03 Interpretation and Rules of Construction. (a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Annex, Schedule or Exhibit, such reference is to an Article or Section of, or an Annex, Schedule or Exhibit to, this Agreement;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not in any way affect the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form;

(viii) references to a Person are also to its successors and permitted assigns;

(ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(x) all references to the Purchaser, the Sellers, NPC and its Subsidiaries and their respective Affiliates shall include each of their respective successors.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and the Escrow Agreement with sophisticated legal counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Escrow Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the Escrow Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of the Disclosure Schedule as though fully set forth in such other section for which such information is applicable as and to the extent the content of such disclosure makes its applicability to such other Section reasonably apparent on its face. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from each of the Sellers, all of the Membership Interests owned by such Seller (as set forth opposite such Seller’s name under the heading “Membership Interests Owned” on Annex I).

SECTION 2.02 Purchase Price. The aggregate purchase price for the Membership Interests and in respect of NPC Options as provided for in Section 2.09(c) shall be $755,000,000 (the “Purchase Price”) payable in cash (other than with respect to the Rollover Interests, which shall be satisfied solely by the exchange of Rollover Interests for Purchaser Shares in accordance with Section 2.05(i)), which Purchase Price shall be subject to the adjustments pursuant to Sections 2.06 and 2.07.

SECTION 2.03 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Membership Interests contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the later of (a) the first Wednesday that is a Business Day and at least two (2) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article IX (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), (b) December 28, 2011 and (c) if the Termination Date is extended pursuant to Section 11.01(a), February 1, 2012 (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed to be effective at 12:01 a.m. Central time on the Closing Date.

SECTION 2.04 Closing Deliveries by the Sellers. At the Closing, each of the Sellers shall deliver or cause to be delivered to the Purchaser:

(a) in the case of a Seller owning Membership Interests, a written instrument of transfer executed by such Seller, transferring such Seller’s Membership Interest to the Purchaser, substantially in the form attached hereto as Exhibit B;

(b) a counterpart of the Escrow Agreement, executed by the Sellers’ Representative;

(c) a certificate stating that NPC International is not, and has not been during the relevant period under Section 897 of the Code, a “U.S. real property holding corporation” within the meaning of Section 897 of the Code;

(d) a receipt for the amount received by such Seller pursuant to Section 2.05(c);

(e) (i) customary pay-off letters from each of the holders of Funded Indebtedness other than the 2014 Notes (the “Pay-Off Letters”), in a form reasonably satisfactory to the Purchaser, certifying that all such Funded Indebtedness owing to such holder shall have been fully paid and all Encumbrances securing such Funded Indebtedness shall have been released upon receipt by such holder of funds pursuant to Section 2.05(f) and (ii) evidence reasonably satisfactory to the lenders contemplated by the Debt Commitment Letters of the release of all other Encumbrances (except for Permitted Encumbrances) required in order to provide such lenders the security interests required under the Debt Commitment Letters;

(f) the certificate referenced in Section 9.02(a)(iii);

(g) copies of letters of resignation of such current officers and directors of NPC and NPC International as the Purchaser identifies in writing to the Sellers’ Representative at least five Business Days prior to the Closing;

(h) if required by the applicable jurisdiction as a result of the transactions contemplated hereby, transfer Tax forms (and a counterpart signature on each form) for each parcel of Owned Real Property and Leased Real Property;

(i) a good standing certificate with respect to NPC and each of its Subsidiaries certified by the Secretary of State or comparable authority of the state of such entity’s incorporation or, as required by the terms of the Debt Commitment Letters, the Secretary of State or comparable authority of another state in which NPC or such Subsidiary is required to be qualified to do business as a foreign entity, in each case as of a date not more than fifteen (15) days prior to the Closing Date; and

(j) the termination and release of the Advisory Agreement, dated May 3, 2006, among NPC, NPC International and MLGPEF or its Affiliate, in the form attached hereto as Exhibit C, duly executed and delivered by each of the parties to such agreement;

SECTION 2.05 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to:

(a) the Sellers’ Representative, executed counterparts by the Purchaser to the Escrow Agreement;

(b) the Sellers’ Representative, the certificate referenced in Section 9.01(a)(iv);

(c) each Seller, an amount equal to such Seller’s Owned Membership Interest Percentage of the Preliminary Net Purchase Price, by wire transfer in immediately available funds to the applicable Purchase Price Bank Account;

(d) NPC International, for purposes of making payments under Section 2.09(c), the amount equal to (i) the product of (A) the quotient of (x) the total number of Membership Interests subject to all NPC Options (other than Excluded Options) as of immediately prior to the Closing, divided by (y) the Aggregate Fully Diluted Membership Interests, multiplied by (B) the Preliminary Net Purchase Price, minus (ii) the Aggregate Option Exercise Price, by wire transfer in immediately available funds to the Company Option Account;

(e) the Escrow Agent, in accordance with the terms of the Escrow Agreement, the Escrow Amount by wire transfer in immediately available funds for deposit to the Escrow Account;

(f) holders of the Funded Indebtedness, an amount sufficient in order to repay all such Funded Indebtedness as set forth on the applicable Pay-Off Letter from such holder or, with respect to the 2014 Notes, the trustee under the Indenture, with the result that immediately following the Closing there will be no further monetary obligations of NPC or any of its Subsidiaries with respect to any Funded Indebtedness outstanding immediately prior to the Closing;

(g) Persons to whom NPC Transaction Expenses are due, such amounts as are set forth on the Estimated Closing Statement and notified to the Purchaser by NPC (together with wire instructions) at least two Business Days prior to the Closing Date;

(h) if required by the applicable jurisdiction as a result of the transactions contemplated hereby, a counterpart signature on the transfer Tax form for each parcel of Owned Real Property and Leased Real Property; and

(i) each Rollover Seller (in exchange for such Rollover Seller’s Rollover Interests), the number of such Rollover Seller’s Purchaser Shares, issued in such Rollover Seller’s name.

SECTION 2.06 Pre-Closing Adjustment of the Purchase Price. (a) Not less than three (3) Business Days and not more than five (5) Business Days prior to the Closing Date, NPC shall prepare and deliver to the Purchaser, in writing, the Estimated Closing Statement. The Estimated Closing Statement shall be prepared in good faith by NPC, with the Estimated Net Working Capital and the Estimated Final Adjustment Amount being determined using the policies, principles and methodologies set forth on Schedule 1.01(a). During the period after the delivery of the Estimated Closing Statement and prior to the Closing Date, the Purchaser shall have an opportunity to review the Estimated Closing Statement and NPC shall cooperate with the Purchaser in good faith to mutually agree upon the Estimated Closing Statement in the event the Purchaser disputes any item proposed to be set forth on such statement; provided, however, if NPC and the Purchaser are not able to reach mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by NPC to the Purchaser shall be binding for purposes of the adjustment to the Purchase Price pursuant to Section 2.06(b), but not, for the avoidance of doubt, for purposes of Section 2.07.

(b) The Purchase Price will be adjusted as follows (such adjusted Purchase Price, the “Preliminary Purchase Price”): the Preliminary Purchase Price will equal (i) the Purchase Price (without regard to any adjustment thereto to be made pursuant to this Section 2.06), (ii) plus the actual Aggregate Option Exercise Price, (iii)(A) plus, if the Estimated Indebtedness is less than zero, such amount by which it is less than zero, or (B) minus, if the Estimated Indebtedness is greater than zero, such amount by which it is greater than zero, (iv) minus the amount of the Estimated NPC Transaction Expenses, (v) plus the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, (vi) minus the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital, (vii) plus 50% of the PHI Consent Fees, if any, (viii) minus the Sold Property Amount, (ix)(A) plus, if the Estimated Final Adjustment Amount is less than zero, such amount by which it is less than zero, or (B) minus, if the Estimated Final Adjustment Amount is greater than zero, such amount by which it is greater than zero.

(c) Contemporaneously with the delivery of the Estimated Closing Statement to the Purchaser, NPC shall deliver an amended Annex I that amends and restates, if necessary, the information set forth in Annex I attached hereto to reflect (i) any NPC Options or Restricted Interests that have been forfeited between the date of this Agreement and the Closing Date, (ii) any NPC Options exercised between the date of this Agreement and the Closing Date and (iii) the final Owned Membership Percentage of each Seller (reflecting any changes described in clauses (i) and (ii) and the final determination of the number of Rollover Interests (determined in accordance with the definition thereof) for each Rollover Seller).

SECTION 2.07 Post-Closing Adjustment of the Purchase Price. The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.07:

(a) Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Sellers’ Representative the Initial Closing Statement. The Initial Closing Statement shall be prepared in good faith by the Purchaser, with Closing Net Working Capital and the Final Adjustment Amount being determined using the policies, principles and methodologies set forth on Schedule 1.01(a). In the event that the Purchaser does not deliver to the Sellers’ Representative the Initial Closing Statement within such period, at the option of the Sellers’ Representative, the Sellers’ Representative shall be entitled to either (i) determine that the Estimated Closing Statement shall be the Final Closing Statement or (ii) prepare the Initial Closing Statement (in the same manner as required by the Purchaser in this Section 2.07(a)) and deliver to the Purchaser such Initial Closing Statement within one hundred twenty (120) days after the Closing Date. In the event the Sellers’ Representative elects to prepare the Initial Closing Statement in accordance with the foregoing clause (ii), the provisions of Sections 2.08(a) and (b) relating to the Sellers and the Sellers’ Representative shall apply to the Purchaser and those relating to the Purchaser shall apply to the Sellers’ Representative, as appropriate.

(b) The Final Closing Statement for the purposes of this Section 2.07 shall be the Initial Closing Statement upon the delivery by the Sellers’ Representative (or, if applicable, the Purchaser) of the Notice of Acceptance or the failure of the Sellers’ Representative (or, if applicable, the Purchaser) to deliver the Notice of Disagreement by the Objection Deadline Date pursuant to Section 2.08(b), or the Initial Closing Statement as modified as a result of (A) the resolution of all disputes by the Sellers’ Representative and the Purchaser pursuant to Section 2.08(c)(ii) and (B) the resolution of all Unresolved Objections by the Neutral Accountant pursuant to Section 2.08(c)(iv). Upon the determination of the final calculations of the amounts of the Closing Indebtedness (the “Final Closing Indebtedness”), the NPC Transaction Expenses (the “Final NPC Transaction Expenses”) and Closing Net Working Capital (the “Final Closing Net Working Capital”), in accordance with this Section 2.07 and Section 2.08, the Preliminary Purchase Price, as paid in accordance with Section 2.05, shall be adjusted as follows in order to determine the Adjusted Purchase Price: the “Adjusted Purchase Price” will equal (i) the Purchase Price (without regard to any adjustment thereto made pursuant to Section 2.06 or to be made pursuant to this Section 2.07), (ii) plus the actual Aggregate Option Exercise Price, (iii) (A) plus if the Final Closing Indebtedness is less than zero, such amount by which it is less than zero or (B) minus the Final Closing Indebtedness if the Final Closing Indebtedness is greater than zero, such amount by which it is greater than zero, (iv) minus the amount of the Final NPC Transaction Expenses, (v) plus, the amount, if any, by which the Final Closing Net Working Capital exceeds the Target Net Working Capital, (vi) minus the amount, if any, by which the Target Net Working Capital exceeds the Final Closing Net Working Capital, (vii) plus 50% of the PHI Consent Fees, if any, (viii) minus the Sold Property Amount, (ix) (A) plus, if the Final Adjustment Amount is less than zero, such amount by which it is less than zero, or (B) minus, if the Final Adjustment Amount is greater than zero, such amount by which it is greater than zero. Within five (5) Business Days after the Final Closing Statement becomes or is deemed final and binding on the Parties, a payment by wire transfer in respect thereof described below shall be made as follows:

(i) If the Adjusted Purchase Price is less than the Preliminary Purchase Price, then the Sellers’ Representative and the Purchaser shall jointly instruct the Escrow Agent to pay from the Adjustment Escrow Account, by wire transfer of immediately available funds, to a bank account designated by the Purchaser at least two (2) Business Days prior to such payment, an amount equal to such difference (the “Overpayment Amount”), in accordance with the terms of the Escrow Agreement. In the event that the Adjustment Escrow Account is insufficient to cover the Overpayment Amount, then the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, distribute to the Purchaser as provided above the entire Adjustment Escrow Account plus an amount from the Indemnity Escrow Account equal to the difference between the Overpayment Amount and the amount of funds in the Adjustment Escrow Account immediately prior to their distribution to the Purchaser. In the event that the amount of funds in the Adjustment Escrow Account exceeds the Overpayment Amount, then the Escrow Agent shall, after paying the Overpayment Amount to the Purchaser as provided for above, pay the remaining amount of funds in the Adjustment Escrow Account to the Sellers’ Representative (on behalf of the Sellers) in accordance with the terms of the Escrow Agreement.

(ii) If the Adjusted Purchase Price is greater than the Preliminary Purchase Price, then (A) the Purchaser shall pay, by wire transfer of immediately available funds, to each Seller, to such Seller’s Purchase Price Bank Account, such Seller’s Fully Diluted Ownership Percentage of the difference and (B) the Escrow Agent shall pay the entire funds in the Adjustment Escrow Account to the Sellers’ Representative (on behalf of the Sellers) in accordance with the terms of the Escrow Agreement.

(c) Any payment required to be made pursuant to this Section 2.07 shall bear interest from the Closing Date through the date of payment at the interest rate per annum equal to the prime rate as published in The Wall Street Journal on the Friday immediately before the payment is to be made.

SECTION 2.08 Dispute Resolution for Purchase Price Adjustments. (a) Without limiting the Sellers’ rights pursuant to Section 6.02(b), at all reasonable times during the thirty (30) days immediately following the Sellers’ Representative’s receipt of the Initial Closing Statement, the Sellers’ Representative and its representatives shall be permitted to review the records, work papers, schedules and other documents of the Purchaser and NPC relating to the Initial Closing Statement reasonably requested by the Sellers’ Representative, and the Purchaser shall make reasonably available, on a timely basis, to the Sellers’ Representative and its representatives the individuals responsible for the preparation of the Initial Closing Statement in order to respond to the inquiries of the Sellers’ Representative related thereto.

(b) The Sellers’ Representative shall deliver to the Purchaser no later than thirty (30) days after delivery by the Purchaser to the Sellers’ Representative of the Initial Closing Statement (the “Objection Deadline Date”) either a notice indicating that the Sellers’ Representative accepts the Initial Closing Statement (“Notice of Acceptance”) or a reasonably detailed statement describing its objections to the Initial Closing Statement (“Notice of Disagreement”). If the Sellers’ Representative timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute, and all other matters included in the Initial Closing Statement shall be final and binding upon the Parties.

(c) The objections set forth on the Notice of Disagreement shall be resolved as follows:

(i) The Sellers’ Representative and the Purchaser shall first use reasonable efforts to resolve such objections.

(ii) Any written resolution by the Sellers’ Representative and the Purchaser as to such objections shall be final and binding on the Parties.

(iii) If the Sellers’ Representative and the Purchaser do not reach a resolution of all objections set forth on a Notice of Disagreement within thirty (30) days after delivery of such Notice of Disagreement, the Sellers’ Representative and the Purchaser shall, within thirty (30) days following the expiration of such thirty (30)-day period, engage a nationally recognized neutral accounting firm mutually acceptable to the Sellers’ Representative and the Purchaser (the “Neutral Accountant”), pursuant to an engagement agreement executed by the Sellers’ Representative, the Purchaser and the Neutral Accountant, to resolve any objections set forth in the Notice of Disagreement delivered pursuant to Section 2.08(b) that continue to be unresolved (the “Unresolved Objections”).

(iv) The Neutral Accountant shall be instructed only to resolve the Unresolved Objections, and make a final determination of the Closing Indebtedness, NPC Transaction Expenses and Closing Net Working Capital based upon the resolution of such Unresolved Objections, and not to otherwise investigate such matters independently. The Neutral Accountant shall be instructed to not make any determination for an amount outside the range of the amounts disputed by the Purchaser and the Sellers’ Representative. The Purchaser and the Sellers’ Representative shall instruct the Neutral Accountant to make such final determination within thirty (30) days from the date the Unresolved Objections were submitted to the Neutral Accountant and to deliver, upon the Purchaser’s and the Seller’s Representative’s delivery to the Neutral Accountant of the amounts of the Closing Indebtedness, NPC Transaction Expenses and Closing Net Working Capital (in each case to the extent not disputed) to the Purchaser and the Sellers’ Representative a copy of such final determination which shall include a determination of the aggregate difference between the Preliminary Purchase Price and the Adjusted Purchase Price. Such final determination shall be deemed the Final Closing Statement. During the thirty (30)-day review by the Neutral Accountant, the Purchaser and the Sellers’ Representative shall each make available to the Neutral Accountant such individuals and such information, books and records as may be reasonably required by the Neutral Accountant to make its final determination.

(v) The resolution by the Neutral Accountant of the Unresolved Objections and the Closing Indebtedness, NPC Transaction Expenses and Closing Net Working Capital at issue shall be conclusive and binding upon each of the Sellers and the Purchaser. The Sellers and the Purchaser agree that the procedure set forth in this Section 2.08(c) for resolving disputes with respect to the Initial Closing Statement shall be the sole and exclusive method for resolving any such disputes.

(vi) The fees and disbursements of the Neutral Accountant shall be allocated between the Sellers’ Representative (with each Seller hereby agreeing to pay a portion of such costs based on such Seller’s Fully Diluted Ownership Percentage), on the one hand, and the Purchaser, on the other hand, in the same proportion that the aggregate amount of the Unresolved Objections so submitted to the Neutral Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Neutral Accountant) bears to the total amount of Unresolved Objections so submitted.

SECTION 2.09 Options; Option Plans; Restricted Interests. (a) Immediately prior to the Closing, each NPC Option then issued and outstanding shall become vested and exercisable without any action on the part of the holder thereof.

(b) Prior to the Closing, NPC shall take all necessary action (including under the Option Plan) to give effect to this Section 2.09 (other than with respect to the payment to be made by NPC International pursuant to Section 2.09(c)). The Option Plan shall terminate as of the Closing, and no holder of NPC Options issued pursuant to an Option Plan or any participant in the Option Plan shall have any additional rights thereunder.

(c) As of the Closing, each outstanding NPC Option shall be cancelled, and each holder of an NPC Option (other than Excluded Options) immediately prior to the Closing shall be entitled to receive an amount (but, only if such amount is a positive number) of cash, without interest, equal to (i) the product of (A) the quotient of (x) the total number of Membership Interests subject to such NPC Option as of immediately prior to the Closing, divided by (y) the Aggregate Fully Diluted Membership Interests, multiplied by (B) the Preliminary Net Purchase Price, minus (ii) the exercise price per Membership Interest of such NPC Option, minus (iii) all applicable withholding taxes, if any, required to be withheld with respect to such payment, which amount shall be paid by NPC International to each holder of an NPC Option (other than an Excluded Option) promptly following the Closing Date. No holder of an NPC Option that has an exercise price per Membership Interest that is equal to or greater than the Membership Interest Value (any such NPC Option, an “Excluded Option”) shall be entitled to any payment or other consideration with respect to such cancelled NPC Option before or after the Closing. For purposes of this Agreement, “Membership Interest Value” means an amount equal to (1) the Preliminary Purchase Price, divided by (2) the Aggregate Fully Diluted Membership Interests.

(d) Immediately prior to the Closing, any Membership Interests subject to a Restricted Interest award shall become fully vested and all applicable restrictions shall lapse. The Membership Interests set forth opposite each Seller’s name under the heading “Membership Interests Owned” on Annex I include the Restricted Interests on a fully vested basis.

SECTION 2.10 Escrow. At the Closing, the Sellers’ Representative and the Purchaser shall enter into the Escrow Agreement with the Escrow Agent. In accordance with the terms of the Escrow Agreement, at the Closing, the Purchaser shall deposit the Adjustment Escrow Amount and the Indemnity Escrow Amount in the Adjustment Escrow Account and the Indemnity Escrow Account, respectively, to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement.

SECTION 2.11 Permitted Distribution. If, as of the date of delivery to the Purchaser of the Estimated Closing Statement pursuant to Section 2.06, the amount of Cash held by NPC and NPC International at the restaurants exceeds $3,000,000, then NPC may distribute such excess amount to the Sellers in partial redemption of their equity interests in NPC or apply such excess amount to the repayment of obligations of NPC or NPC International; provided that no such action shall have the effect of changing the Fully Diluted Ownership Percentage of any Seller without the Purchaser’s prior written consent.

SECTION 2.12 Tax Withholding. Notwithstanding anything herein to the contrary, the Purchaser or, if applicable, NPC or any of its Subsidiaries, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold from such person with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local, or non-U.S. law relating to Taxes. To the extent that amounts are so withheld by the Purchaser or, if applicable, NPC or any of its Subsidiaries, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Purchaser or, if applicable, NPC or any of its Subsidiaries. Any amounts so withheld and deducted shall be properly and timely remitted to the appropriate Governmental Authority, and, if requested in writing by the Sellers’ Representative, reasonable evidence of payment to such Governmental Authority shall be furnished to the Sellers’ Representative. The Purchaser shall provide advance notice to the Sellers’ Representative of its intention to withhold any Taxes hereunder and shall reasonably cooperate with the Sellers’ Representative in minimizing or eliminating such Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally, but not jointly, hereby represents and warrants to the Purchaser as to itself and not as to any other Seller, subject to such exceptions as may be disclosed in the Disclosure Schedules, as follows (both as of the date of this Agreement and, unless such representation speaks as of a specific date prior to the Closing Date, the Closing Date):

SECTION 3.01 Organization, Authority and Qualification of the Sellers. (a) If such Seller is MLGPEF: MLGPEF is duly organized and licensed, validly existing and in good standing (or having comparable active status) under the Laws of the jurisdiction of its formation and has all necessary power and authority to enter into this Agreement and the Escrow Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by MLGPEF of this Agreement and the Escrow Agreement, the performance by MLGPEF of its obligations hereunder and thereunder and the consummation by MLGPEF of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of MLGPEF. This Agreement has been, and upon its execution the Escrow Agreement shall have been, duly executed and delivered by MLGPEF, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes, and upon its execution the Escrow Agreement shall constitute, the legal, valid and binding obligations of MLGPEF, enforceable against MLGPEF in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b) If such Seller (other than MLGPEF) is not a natural person: such Seller is duly organized and licensed, validly existing and in good standing (or having comparable active status) under the Laws of the jurisdiction of its formation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other Parties) constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms subject to the effects of the Bankruptcy and Equity Exception.

(c) If such Seller is a natural person: such Seller has the requisite legal capacity to enter into this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other Parties) constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms subject to the effects of the Bankruptcy and Equity Exception.

SECTION 3.02 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 and Section 4.04 have been obtained, all filings and notifications listed in Section 4.03 and Section 4.04 of the Disclosure Schedule have been made and any applicable waiting period requirements of the HSR Act have expired or been terminated, the execution, delivery and performance of this Agreement (and, in the case of MLGPEF, the Escrow Agreement) by such Seller does not and will not (a) violate, conflict with or result in the breach of, if such Seller is not a natural person, its certificate of formation and limited partnership agreement or limited liability company agreement, as applicable (or similar organization documents), (b) conflict in any material respect with, or result in (with or without notice or lapse of time) a violation or breach in any material respect of any Law or Governmental Order applicable to such Seller, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Seller is subject or by which any of its assets or properties are bound or affected, except (x) in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of such Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or (ii) otherwise have a Material Adverse Effect, and (y) in the case of clause (b), as may result from any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.03 Membership Interests. The Membership Interests set forth opposite such Seller’s name on Annex I under the heading “Membership Interests Owned” and the NPC Options set forth opposite such Seller’s name on Annex I under the heading “NPC Options Owned”, as updated prior to the Closing to the extent permitted by Section 2.06(c), are owned of record and beneficially, free and clear of all Encumbrances (other than those imposed by the LLC Agreement), and each Seller has good and valid title to such Membership Interests. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments created by such Seller relating to such Membership Interests or NPC Options.

SECTION 3.04 Litigation. There is no Action by or against such Seller pending or, to such Seller’s knowledge, threatened before any Governmental Authority which would seek to delay or prevent the consummation of the transaction contemplated by this Agreement, or that has or would reasonably be expected to have a material and adverse effect such Seller’s ownership of Membership Interests or NPC Options, or which could affect the legality, validity or enforceability of this Agreement, the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby. Such Seller is not subject to any outstanding Governmental Order that could prevent or materially delay the Closing.

SECTION 3.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from such Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

SECTION 3.06 Rollover Sellers. With respect to each Rollover Seller only, such Rollover Seller (i) is acquiring the Purchaser Shares hereunder for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws, (ii) is an “accredited investor” and a sophisticated investor for purposes of applicable U.S. federal and state securities laws and regulations, (iii) has such knowledge and experience in financial and business matters such that such Rollover Seller is capable of evaluating the merits and risks of an investment in Purchaser and (iv) is able to bear the economic risks of an investment in the Purchaser Shares and could afford a complete loss of such investment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NPC

NPC hereby represents and warrants to the Purchaser, subject to such exceptions as may be disclosed (i) in the Disclosure Schedules and (ii) in the SEC Reports filed during the period from and including the date on which NPC International filed the Form 10-K through the date of this Agreement, to the extent reasonably apparent from the disclosure therein (and other than any forward-looking disclosures contained in “Forward-Looking Statements” and “Risk Factors” or similar sections of such SEC Reports to the extent they are primarily predictive, cautionary or forward-looking in nature), as follows (both as of the date of this Agreement and, unless such representation speaks as of a specific date prior to the Closing Date, the Closing Date):

SECTION 4.01 Organization, Authority and Qualification of NPC. NPC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. NPC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The execution and delivery by NPC of this Agreement, the performance by NPC of its obligations hereunder and the consummation by NPC of the transactions contemplated hereby have been duly authorized by all requisite action on the part of NPC, and no other proceedings on the part of NPC is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by NPC, and (assuming due authorization, execution and delivery by the other Parties) constitutes the legal, valid and binding obligation of NPC, enforceable against NPC in accordance with its terms subject to the effects of the Bankruptcy and Equity Exception.

SECTION 4.02 Capitalization; Ownership of Membership Interests; Subsidiaries. (a) Annex I, as updated prior to the Closing to the extent permitted by Section 2.06(c), sets forth, with respect to NPC, the issued and outstanding Membership Interests (under the heading “Membership Interests Owned”) and NPC Options (under the heading “Options Owned”) and the ownership of such Membership Interests and NPC Options. All of the Membership Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were not issued in violation of any right of first refusal, purchase option, call option, subscription right, preemptive right or any similar right and (iii) were issued free and clear of all Encumbrances (other than those imposed by the LLC Agreement). Except for this Agreement, there are no outstanding preemptive, conversion, subscription or other options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to such Membership Interests or obligating NPC to issue or sell any shares of capital stock of, or any other equity interest in NPC, other than in respect of the NPC Options set forth on Annex I and in respect of Restricted Interests. The Membership Interests set forth on Annex I under the heading “Membership Interests Owned” constitute all of the issued and outstanding Membership Interests. There is no Indebtedness of NPC outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which any member of NPC may vote.

(b) NPC International is the only Subsidiary of NPC. All of the issued and outstanding shares of capital stock of NPC International (the “Subsidiary Shares”) (i) are owned of record and beneficially by NPC free and clear of all Encumbrances and (ii) have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any right of first refusal, purchase option, call option, subscription right, preemptive right or any similar right. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Subsidiary Shares or any other equity interests in NPC International.

(c) NPC International is (i) duly organized, validly existing and in good standing under the Laws of the State of Kansas, (ii) duly licensed or qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by NPC International or the operation of NPC International’s business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

SECTION 4.03 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 and Section 4.04 of the Disclosure Schedule have been obtained, all filings and notifications listed in Section 4.03 and Section 4.04 of the Disclosure Schedule have been made and any applicable waiting period requirements of the HSR Act have expired or been terminated, the execution, delivery and performance of this Agreement by NPC does not and will not (a) violate, conflict with or result in the breach of any organizational document of NPC, (b) conflict in any material respect with, or result in (with or without notice or lapse of time) a violation or breach in any material respect of, any Law or Governmental Order applicable to NPC or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) pursuant to any Material Contract to which NPC or any of its Subsidiaries is subject or by which any of their assets or properties are bound, except in the case of clause (b), as may result from any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 4.04 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by NPC does not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with, notification to or permit from, any Governmental Authority, other than (a) those listed in Section 4.04 of the Disclosure Schedule, (b) compliance with, and filings required under, the HSR Act and (c) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation Law, except (i) where the failure to obtain any such consent, approval, authorization or action, or to make any such filing or notification, would not have a Material Adverse Effect or (ii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 4.05 SEC Reports. The SEC Reports include all forms, reports, statements, schedules and other documents required to be filed by NPC International with the SEC since January 1, 2009. The SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.06 Financial Information. Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the SEC Reports was prepared (i) from, and in accordance with, the books and records of NPC and NPC International in all material respects and (ii) in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of NPC and NPC International on a consolidated basis as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein, including in the footnotes thereto, or as set forth on Section 4.06 of the Disclosure Schedule (and subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to NPC and NPC International, taken as a whole).

SECTION 4.07 Absence of Undisclosed Material Liabilities. There are no Liabilities of NPC or its Subsidiaries other than Liabilities (a) reflected or reserved against on the Interim Balance Sheet, (b) incurred since the date of the Interim Balance Sheet in the ordinary course of business, (c) set forth on Section 4.07 of the Disclosure Schedule, (d) liabilities and obligations arising under Material Contracts set forth on Section 4.16(a) of the Disclosure Schedule or Contracts not required to be set forth on Section 4.16(a) of the Disclosure Schedule (none of which is a liability for breach or violation of any Contract) or (e) that, individually or in the aggregate, do not exceed $4,000,000.

SECTION 4.08 Conduct in the Ordinary Course. Since the date of the Interim Balance Sheet to the date of this Agreement, there has not occurred any Material Adverse Effect. From the date of the Interim Balance Sheet to the date of this Agreement, NPC has conducted its business in the ordinary course consistent with past practice and neither NPC nor any of its Subsidiaries has:

(a) permitted or allowed any of their respective assets to be subjected to any Encumbrance, other than Permitted Encumbrances;

(b) except in the ordinary course of business, discharged or otherwise obtained the release of any Encumbrance related to NPC or any of its Subsidiaries or paid or otherwise discharged any Liability related to NPC or any of its Subsidiaries, other than (i) current Liabilities reflected on the Interim Balance Sheet and current Liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet and (ii) the Specified Matter;

(c) made any change to its method of accounting or accounting practice or policy, other than such changes required by GAAP;

(d) amended its limited liability company agreement, charter, bylaws or similar organization documents;

(e) issued or sold any equity interests, capital stock or other equity securities, or any option, warrant or other right to acquire the same, of NPC or any of its Subsidiaries;

(f) except as permitted by Section 2.11, declared, set aside or paid any distribution, or made any other distribution in respect of the Membership Interests, or any direct or indirect redemption, purchase or other acquisition of any equity interests of NPC or any of its Subsidiaries;

(g) made any material change outside of the ordinary course of business in its customary methods of operations, including practices and policies relating to manufacturing, purchasing, inventories and the delivery of goods;

(h) except in the ordinary course of business and consistent with past practice, entered into, terminated or amended any material NPC IP Agreement, or sold, transferred, assigned, licensed, abandoned, waived or otherwise disposed of any portion of material NPC Owned Intellectual Property;

(i) made any capital expenditure or commitment for any capital expenditure, individually or in the aggregate for any particular restaurant, in excess of $500,000;

(j) materially increased the rate of compensation, commission, bonus or other direct or indirect remuneration payable to any officer, director (including any member of the board of directors or similar governing body) and any employee having the title of director of a division or operational unit, regional manager, vice president or senior vice president of NPC or any of its Subsidiaries;

(k) incurred any Indebtedness, other than in the ordinary course of business or from any drawdown of NPC’s outstanding line of credit, in excess of $1,000,000 in the aggregate or any investments in any Person (other than immaterial advances to NPC’s or any of its Subsidiaries’ employees in the ordinary course of business consistent with past practice);

(l) caused any termination or removal of any officer of NPC or any of its Subsidiaries or agreed to any material change in the terms and conditions of the employment of any officer, director (including any member of the board of directors (or similar governing body) and any employee having the title of director of a division or operational unit, regional manager, vice president or senior vice president of NPC or any of its Subsidiaries other than for cause;

(m) entered into to any amendment or termination of any Material Contract, except as otherwise contemplated by this Agreement;

(n) other than pursuant to a Pizza Hut Franchise Agreement, entered into any material agreement or material arrangement prohibiting or restricting NPC or any of its Subsidiaries from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world; or

(o) entered into any agreement or understanding, whether in writing or otherwise, for NPC or any of the Subsidiaries to take any of the actions specified in paragraphs (a) through (n) above.

SECTION 4.09 Litigation. There is no Action or Governmental Order by or against NPC or any of its Subsidiaries pending or, to NPC’s Knowledge, threatened against or affecting NPC’s or any of its Subsidiaries’ assets or officers, directors or employees that (i) had or would reasonably be expected to have a Material Adverse Effect, (ii) would reasonably be expected to affect the legality, validity or enforceability of this Agreement, the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby or (iii) seeks or sought to restrain or prohibit, or to obtain damages or other relief in connection with, any sale or similar transaction of NPC or any of its Subsidiaries (including this Agreement and the transactions contemplated hereby).

SECTION 4.10 Compliance with Laws; Permits.

(a) NPC and its Subsidiaries have conducted and continue to conduct their respective business in all material respects since January 1, 2009 in accordance with all Laws and Governmental Orders to which they are subject and neither NPC nor any of its Subsidiaries is in violation in any material respect of any such Law or Governmental Order.

(b) Except as would not have a Material Adverse Effect: (i) each of NPC and each of its Subsidiaries is in possession of all licenses, permits, orders, consents, authorizations, registrations, qualifications, approvals and other rights and privileges issued by any Governmental Authority (each, a “Permit”) which are necessary for it to conduct its business as now conducted or as previously conducted since January 1, 2009 or for the ownership and use of its assets (all of which that are material to the conduct of the business in the ordinary course are set forth on Section 4.10(b) of the Disclosure Schedule); (ii) neither NPC nor any of its Subsidiaries are in default of any such Permit; and (iii) none of such Permits will be materially and adversely affected by the consummation of the transactions contemplated hereby and will be available for use by NPC and its Subsidiaries after the Closing.

SECTION 4.11 Intellectual Property. (a) Section 4.11 of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Registered NPC Owned Intellectual Property. The material Registered NPC Owned Intellectual Property is valid, subsisting and enforceable.

(b) To NPC’s Knowledge, neither the NPC Owned Intellectual Property nor the operations of the business of NPC and its Subsidiaries as currently conducted, infringe, misappropriate or otherwise violate any unexpired Intellectual Property of any other Person and, as of the date of this Agreement, there is no, and in the past three (3) years there has not been any, Action initiated by any other Person pending or, to NPC’s Knowledge, threatened in writing, against NPC or any of its Subsidiaries concerning the foregoing; provided that for purposes of this clause (b), any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to NPC or its Subsidiaries shall be deemed to be “threatened” rather than “pending”.

(c) Except as would not have a Material Adverse Effect, (i) with respect to each item of NPC Owned Intellectual Property that is necessary for the operations of the business of NPC and its Subsidiaries as currently conducted, NPC or one of its Subsidiaries is the owner of the entire right, title and interest in and to each such item of NPC Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and (ii) with respect to each item of NPC Licensed Intellectual Property, NPC or one of its Subsidiaries has the right to use each such item of NPC Licensed Intellectual Property in connection with the operation of such businesses pursuant to a NPC IP Agreement. To NPC’s Knowledge, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any NPC Owned Intellectual Property in any manner that would reasonably be expected to have a Material Adverse Effect.

(d) All of the NPC Owned Intellectual Property shall be owned and all of the material NPC Licensed Intellectual Property shall be available for use by NPC or one of its Subsidiaries immediately after the Closing on terms and conditions identical to those under which NPC or any of its Subsidiaries owned or used them immediately prior to the Closing.

The Purchaser acknowledges that the representations and warranties set forth in this Section 4.11 are the only representations and warranties being made in this Agreement with respect to infringement, misappropriation or other violation of Intellectual Property.

SECTION 4.12 Real Property. (a) Section 4.12(a) of the Disclosure Schedule lists by property address and internal store numbers, as of the date of this Agreement, each parcel of real property owned by NPC or one of its Subsidiaries (the “Owned Real Property”). To NPC’s Knowledge, NPC or one of its Subsidiaries has good and marketable title in fee simple to each parcel of Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. Except as set forth in Section 4.12(a) of the Disclosure Schedule, neither NPC or any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. Other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein other than in respect of the Properties to be Sold. Neither the NPC nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein. NPC has made available to the Purchaser copies of each any owner’s or lender’s title insurance policies relating to the Owned Real Property, in each case to the extent in NPC’s possession.

(b) Section 4.12(b) of the Disclosure Schedule sets forth a true and complete list of the street address and internal store numbers of each parcel of real property leased from a third party by NPC or one of its Subsidiaries (the “Leased Real Property”) pursuant to a lease, sublease or other similar agreement (such leases, subleases or other similar agreements, including any extensions, renewals, guaranties and other agreements with respect thereto, the “NPC Real Property Leases”). NPC has made available to the Purchaser true and complete copies of NPC Real Property Leases, or in the case of an oral NPC Real Property Lease, a written summary of the material terms thereof. Except as would not have a Material Adverse Effect, with respect to each of NPC Real Property Leases: (i) such NPC Real Property Lease is, subject to the Bankruptcy and Equity Exception, legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated under this Agreement do not require the consent of any other party to such NPC Real Property Lease, will not result in a breach of or default under such NPC Real Property Lease, or otherwise cause such NPC Real Property Lease to cease to be, subject to the Bankruptcy and Equity Exception, legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) NPC’s or any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such NPC Real Property Lease has not been disturbed, and to NPC’s Knowledge, there are no disputes with respect to such NPC Real Property Lease; (iv) none of NPC, any of its Subsidiaries or, to NPC’s Knowledge, any other party to NPC Real Property Lease is in breach or default under such NPC Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such NPC Real Property Lease; (v) neither NPC nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) neither NPC nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such NPC Real Property Lease or any interest therein.

(c) Except as would not have a Material Adverse Effect, NPC or its Subsidiary has good and marketable title to the Leasehold Improvements, free and clear of all Encumbrances, except Permitted Encumbrances, and other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein. The Real Property to be transferred pursuant to this Agreement comprises all of the real property used or intended to be used in, or otherwise related to, the conduct of NPC’s and its Subsidiaries’ business after the Closing in substantially the same manner as conducted prior to the Closing.

(d) To NPC’s Knowledge, there is no condemnation, expropriation or other proceeding in eminent domain pending or, threatened, affecting any Real Property or any portion thereof or interest therein.

SECTION 4.13 Employee Benefit Matters. (a) Section 4.13(a) of the Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all stock option or equity incentive program, stock purchase, restricted stock, deferred compensation, retiree medical or life insurance, supplemental retirement or other material benefit plans, programs or arrangements (including bonus, incentive, vacation, paid-time-off or severance plans) and all material employment, termination, severance or other contracts or agreements, to which NPC or one of its Subsidiaries is a party, with respect to which NPC or one of its Subsidiaries has any obligation or Liability or which are maintained, contributed to or sponsored by NPC or one of its Subsidiaries for the benefit of any NPC Employee (collectively, the “Plans”). NPC has made available to the Purchaser a true and complete copy of each Plan (or, if not written, a written summary of its terms), (ii) any related trust agreement or other funding instrument; (iii) the most recent IRS determination or opinion letter, if applicable; (iv) any summary plan description and other material written communication (or a description of any material oral communications) by NPC and its Subsidiaries to their employees concerning the benefits provided under the Plan; and (v) the most recent financial statements and Form 5500 annual report (including attached schedules).

(b) Each Plan has been maintained, in form and operation and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of NPC and its Subsidiaries has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and, to the Knowledge of NPC, there is no material default or violation by any other party to, any Plan. No Action is pending or, to the Knowledge of NPC, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of NPC, no fact or event exists that could give rise to any such Action.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination or opinion letter from the Internal Revenue Service covering all of the provisions applicable to the Plan for which determination or opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the Internal Revenue Service that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(d) All contributions, premiums or payments required to be made with respect to any Plan (including any Plan not subject to the Laws of the United States) have been made on or before their due dates. No unfunded Liability exists with respect to any Plan that has not been accrued on the Interim Balance Sheet in accordance with GAAP. Neither NPC nor any of its Subsidiaries sponsors, maintains or has any obligation or Liability with respect to any Plan that is subject to Title IV of ERISA, including any multiemployer plan (as such term is defined under Section 3(37) of ERISA). Neither NPC nor any of its Subsidiaries has any current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable law.

(e) Except as contemplated by this Agreement or as set forth in Section 4.13(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any employee, director or consultant of NPC, or (ii) accelerate the time of the payment or vesting, increase the amount, or result in the forfeiture, of compensation or benefits under any Plan.

(f) Each Plan or other agreement or arrangement that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) has, at all times since the adoption of Section 409A of the Code, been administered in material good faith compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and (ii) has been, since the later of (A) January 1, 2009 and (B) such plan’s, agreement’s or arrangement’s inception date, in a written form that materially complies with, and has been administered in material compliance with, Section 409A of the Code and the final regulations promulgated and in effect thereunder. No amounts paid or currently payable under any such plan or arrangement have been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code and neither NPC nor any Subsidiary has any obligation to gross-up or indemnify any individual with respect to any such tax.

SECTION 4.14 Labor Matters. (a) True and complete information as to the name, current job title and compensation for each of the last three years of all current directors and executive officers of NPC and its Subsidiaries has been made available to Purchaser. As of the date of this Agreement, no executive officer has notified NPC or any of its Subsidiaries of his or her intention to resign or retire. Except as set forth on Section 4.14 of the Disclosure Schedule, each NPC Employee is an employee at will.

(b) (i) There are no strikes or lockouts with respect to any NPC Employees pending or, to the Knowledge of NPC, threatened, and, to the Knowledge of NPC, no such matters have occurred within the past three (3) years, (ii) to the Knowledge of NPC, there is no union organizing effort pending or threatened against NPC or its Subsidiaries and, to the Knowledge of NPC, no such effort has occurred in the past three (3) years, (iii) there is no unfair labor practice charge or complaint, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of NPC, threatened against NPC or any of its Subsidiaries, (iv) there is no slowdown or work stoppage in effect or, to the Knowledge of NPC, threatened with respect to employees of NPC and its Subsidiaries, and (v) neither NPC nor any of its Subsidiaries is party to any collective bargaining agreement or similar contract or relationship with any labor union or similar collective bargaining representative.

(c) NPC and each of its Subsidiaries has complied in all material respects with all applicable laws relating to employment or labor, including provisions thereof relating to wages, hours, equal opportunity, immigration, fair labor standards, nondiscrimination, workers compensation, collective bargaining and the payment of social security and other taxes. Neither NPC nor any of its Subsidiaries has any material Liability with respect to the misclassification of any Person as an independent contractor rather than as an employee (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Plan. To the Knowledge of NPC, as of the date hereof, each Contingent Worker has been properly classified as an independent contractor.

SECTION 4.15 Taxes. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) all Tax Returns required to have been filed by or with respect to NPC or any of its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained); (ii) all material Taxes with respect to NPC and its Subsidiaries, whether or not shown to be payable on such Tax Returns, have been timely paid; (iii) all such Tax Returns (insofar as they relate to NPC or any of its Subsidiaries) are true, correct and complete in all material respects; (iv) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against NPC or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn; (v) there are no Tax liens on any assets of NPC or any of its Subsidiaries (other than Permitted Encumbrances); (vi) there are no pending or currently ongoing or, to the best knowledge of NPC after due inquiry, threatened (in writing) Actions for the assessment or collection of Taxes against NPC or any of its Subsidiaries; (vii) there are no requests for information outstanding that could affect the Taxes relating to NPC or any of its Subsidiaries; (viii) at all times since its formation, (A) NPC has been treated as a partnership for all Tax purposes and (B) NPC has never elected to be classified as a corporation under Treasury Regulation Section 301.7701-3; and (C) NPC International has been treated as a corporation for Tax purposes; (ix) no claim has ever been made in writing by an authority in a jurisdiction where NPC or any of its Subsidiaries does not file Tax Returns that NPC or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; (x) each of NPC and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (xi) neither NPC nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than as a result of extensions to file Tax Returns obtained in the ordinary course), and NPC International has not been a United States real property holding corporation within the meaning of Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii); (xii) neither NPC nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was NPC International) or (B) has any Liability for the Taxes of any person (other than NPC or any of its Subsidiaries) under Treasury regulation 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise; (xiii) neither NPC nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Section 108(i) of the Code; (xiv) within the preceding three years, neither NPC nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code; (xv) neither NPC nor any of its Subsidiaries is or has been party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2); and (xvi) none of the Membership Interests for which a valid election under Section 83(b) of the Code has not been made are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83(b) of the Code.

(b) The representations and warranties contained in this Section 4.15, Section 4.13 and Section 4.14(c) are the only representations and warranties being made in this Agreement with respect to Taxes.

SECTION 4.16 Material Contracts. (a) Section 4.16(a) of the Disclosure Schedule contains a true, correct and complete list of each of the following Contracts to which NPC or any of its Subsidiaries is a party in effect as of the date of this Agreement (such Contracts being “Material Contracts”):

(i) any Contract for the purchase of products or services, the performance of which will extend over a period of more than one year and which require annual consideration or payments by NPC or any of its Subsidiaries in excess of $1,000,000;

(ii) any Contract concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iii) any Contract under which NPC or any of its Subsidiaries created, incurred, assumed or guaranteed any Indebtedness in excess of $1,000,000 or under which there has been imposed a security interest on any of the material assets, tangible or intangible, of NPC or any of its Subsidiaries;

(iv) any Contract (other than a Pizza Hut Franchise Agreement) containing covenants limiting the freedom of NPC or any of its Subsidiaries to compete with any Person in any line of business or in any area or territory;

(v) any Contract regarding voting, transfer or other arrangements related to NPC’s or any of its Subsidiaries’ equity securities or warrants, options or other rights to acquire any of NPC’s or any of its Subsidiaries’ equity securities;

(vi) all Affiliate Contracts;

(vii) all material NPC IP Agreements (excluding any “shrink-wrap” or “click-wrap” license or any license concerning generally commercially available software with a replacement value or annual license fee of less than, in the aggregate, $250,000);

(viii) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to NPC International; and

(ix) any Contract for the employment of any officer, employee, independent contractor or other person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $150,000.

(b) Each Material Contract is valid, binding on and enforceable in accordance with its terms against NPC or its Subsidiaries, as the case may be, and, to the Knowledge of NPC, the counterparties thereto, and is in full force and effect, subject to the effects of the Bankruptcy and Equity Exception. True, correct and complete written copies of each Material Contract, including any amendment, waiver or other modification thereto, have been made available to the Purchaser (including by means of the SEC’s EDGAR system). NPC or the Subsidiary of NPC party to each Material Contract is not in material breach of any material obligation thereunder and, to the Knowledge of NPC, the counterparties thereto are not in material breach of any material provision thereof.

SECTION 4.17 Franchise Matters. (a) Section 4.17(a) of the Disclosure Schedule lists each of the Contracts pursuant to which NPC or any Subsidiary has been granted the right by PHI or its Affiliates (or any other Person) to operate restaurant franchises, including in the Pizza Hut System (the “Pizza Hut Franchise Agreements”), including:

(i) all agreements pursuant to which NPC or any of its Subsidiaries has been granted the right to operate System Restaurants (as such term is defined in the Location Franchise Agreements) at specified locations (the “Location Franchise Agreements”); and

(ii) all agreements pursuant to which NPC or any of its Subsidiaries has been granted the right to operate System Restaurants (as such term is defined in the Territory Franchise Agreements) in specific territories (the “Territory Franchise Agreements”).

(b) Except as set forth in Section 4.17(b) of the Disclosure Schedule, there are no sub franchise, sublicense or sub-development agreements pursuant to which NPC or any of its Subsidiaries has granted its right to operate restaurant franchises in the Pizza Hut System pursuant to the Pizza Hut Franchise Agreements to any third party (the “Pizza Hut Sub Franchise Agreements”).

(c) Other than the Territory Franchise Agreements and the Location Franchise Agreements, there are no other agreements between PHI and/or its Affiliates, on the one hand, and NPC and/or its Subsidiaries on the other hand, pursuant to which NPC and/or its Subsidiaries has been granted a franchise or other license with respect to operating System Restaurants or other restaurants.

(d) Each Pizza Hut Franchise Agreement and Pizza Hut Sub Franchise Agreement is valid and binding on NPC or its Subsidiaries, as the case may be, and the counterparties thereto, and is in full force and effect, subject to the effects of the Bankruptcy and Equity Exception. True, correct and complete copies of each Pizza Hut Franchise Agreement and Pizza Hut Sub Franchise Agreement, including all amendments, waivers or other modifications thereto, have been made available to the Purchaser. NPC or the Subsidiary of NPC party to each Pizza Hut Franchise Agreement or Pizza Hut Sub Franchise Agreement is not in material breach of any material obligation (including any remodeling obligation) thereunder and, to the Knowledge of NPC, the counterparties thereto are not in material breach of any material provision thereof.

(e) NPC and the Subsidiaries maintain satisfactory relations with PHI with respect to NPC’s and the Subsidiaries’ ownership and operation of their Pizza Hut franchises, subject to ordinary course commercial disputes.

(f) Schedule 1 and Schedule 2 attached to the Pizza Hut Consent and Amendment contain a complete and accurate list of all of the Pizza Hut Franchise Agreements.

SECTION 4.18 Environmental Matters. (a) Except as would not have a Material Adverse Effect:

(i) NPC and each of its Subsidiaries has for the past five years complied with and is in compliance with all applicable Environmental Laws and all applicable Environmental Permits;

(ii) There are no Environmental Claims pending or, to NPC’s Knowledge, threatened against NPC or any of its Subsidiaries;

(iii) Neither NPC nor any of its Subsidiaries is conducting or funding any Remedial Action;

(iv) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit;

(v) Neither NPC nor any of its Subsidiaries has treated, disposed of, stored, Released, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or exposed any Person to, any Hazardous Material, and neither NPC nor any of its Subsidiaries has owned or operated any property or facility contaminated by any Hazardous Material, in any such case, in violation of or so as to give rise to Liability to NPC or any of its Subsidiaries under any Environmental Law; and

(vi) Except as set forth in the lease agreements for the Leased Real Property, neither NPC nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability of any other Person relating to any Environmental Law.

(b) NPC has made available to the Purchaser all environmental audits, reports, and other material environmental documents relating to NPC, its Subsidiaries, or their predecessors’ current or past properties, facilities, or operations, to the extent in their possession or custody.

(c) The representations and warranties contained in this Section 4.18 are the only representations and warranties being made in this Agreement with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any Environmental Claim or Hazardous Material.

SECTION 4.19 Insurance. NPC has made available to the Purchaser true, correct and complete copies of each material insurance policy and bond issued by a third party commercial insurers and covering NPC and its Subsidiaries or its or their assets or properties or the NPC Employees (including self-insurance or co-insurance arrangements by or affecting NPC or any of its Subsidiaries). Such policies and bonds (or renewals thereof) are in full force and effect. All premiums due and payable on such policies have been paid and to NPC’s Knowledge, neither NPC nor any of its Subsidiaries have received written notice from any insurer or agent of any intent to cancel any such insurance policy or bond. NPC and its Subsidiaries have complied in all material respects with the terms and provisions of such policies and bonds. There is no material claim by or against NPC or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

SECTION 4.20 Transactions with Affiliates. None of the Sellers, any Affiliate of any Seller or any present or former equityholder, officer, director or Affiliate of any of NPC or any of its Subsidiaries or any immediate family member of any of the foregoing Persons is a party to or a beneficiary of any contract with NPC or any of its Subsidiaries or has any interest in any property used by NPC or any of its Subsidiaries (an “Affiliate Contract”). Section 4.20 of the Disclosure Schedule contains a description of all intercompany services provided to or on behalf of NPC or any of its Subsidiaries or any of its Affiliates (other than NPC and its Subsidiaries).

SECTION 4.21 Brokers. Except for J.P. Morgan Securities LLC and Bank of America Merrill Lynch, no broker, finder, agent or investment banker is entitled to any brokerage, finder’s or other fee, commission or payment from NPC or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NPC or any of its Subsidiaries. NPC is solely responsible for the fees and expenses of J.P. Morgan Securities LLC and Bank of America Merrill Lynch, all of which are included in NPC Transaction Expenses.

SECTION 4.22 NPC Activities. NPC was formed for the purpose of acquiring the Subsidiary Shares and has conducted no other operations since the date of its formation.

SECTION 4.23 Disclaimer of NPC. EXCEPT IN THE CASE OF FRAUD AND EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS EXPRESSLY INCLUDED IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED HEREUNDER, (A) NONE OF NPC, ITS AFFILIATES OR ANY OF THEIR

RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF NPC, NPC’S SUBSIDIARIES, THE MEMBERSHIP INTERESTS OR THE SUBSIDIARY SHARES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF NPC OR NPC’S SUBSIDIARIES BY THE PURCHASER AFTER THE CLOSING OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF NPC AND NPC’S SUBSIDIARIES AFTER THE CLOSING AND (B) NONE OF NPC, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO NPC OR ITS SUBSIDIARIES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows (both as of the date of this Agreement and, unless such representation speaks as of a specific date prior to the Closing Date, the Closing Date):

SECTION 5.01 Organization and Authority of the Purchaser. The Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement and the Escrow Agreement, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon its execution the Escrow Agreement shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes, and upon its execution the Escrow Agreement shall constitute, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms subject to the Bankruptcy and Equity Exception.

SECTION 5.02 No Conflict. Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.03, the execution, delivery and performance by the Purchaser of this Agreement and the Escrow Agreement does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict in any material respect with or result in (with or without notice or lapse of time) a violation or breach in any material respect of any Law or Governmental Order applicable to the Purchaser or (c) conflict in any material respect with, result in any material breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) pursuant to any material Contract to which Purchaser is subject or by which any of its assets or properties are bound.

SECTION 5.03 Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act and (b) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation Law, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.

SECTION 5.04 Financing. (a) Attached hereto as Exhibit D are true and complete copies of commitment letters (including (A) all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (other than any fee letters) and (B) any associated fee letters in redacted form) from the lenders party thereto (collectively, the “Debt Commitment Letters”), pursuant to which the lenders parties thereto have agreed, subject to the terms and conditions set forth therein, to provide the debt financing for the transactions contemplated by this Agreement (the “Debt Financing”). Attached hereto as Exhibit E is a true, correct and complete copy of the commitment letter (including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement) from Olympus Growth Fund V, L.P. (the “Equity Financing Commitment” and together with the Debt Commitment Letters, the “Financing Commitments”), pursuant to which Olympus Growth Fund V, L.P. has agreed, subject to the terms and conditions set forth therein, to provide the equity financing for the transactions contemplated by this Agreement (the “Equity Financing” and together with the Debt Financing, the “Acquisition Financing”). Assuming the Acquisition Financing is consummated in accordance with the terms of the Financing Commitments, the aggregate proceeds to be disbursed to the Purchaser pursuant to the agreements contemplated by the Financing Commitments will be sufficient for the Purchaser to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein and to pay all related fees and expenses associated therewith incurred or otherwise payable by the Purchaser. The Purchaser has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. NPC is an express third party beneficiary of the Equity Financing Commitment in accordance with the terms and subject to the conditions set forth herein and therein.

(b) As of the date of this Agreement, the Financing Commitments are in full force and effect and are the legal, valid and binding obligation of the Purchaser and, to the Purchaser’s knowledge, the other parties thereto, enforceable against such parties in accordance with their terms. The obligations of the Financing Sources to fund the commitments under the Financing Commitments are not subject to any conditions other than as set forth in the Financing Commitments. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Financing Commitments by Purchaser. As of the date of this Agreement, Purchaser has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Financing Commitments not being satisfied or (ii) the Acquisition Financing not being made available to Purchaser on a timely basis in order to consummate the transactions contemplated by this Agreement. Prior to the date of this Agreement, (x) none of the Financing Commitments have been amended or modified and (y) the respective commitments contained in the Financing Commitments have not been withdrawn, modified or rescinded in any respect.

SECTION 5.05 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Acquisition Financing pursuant to the Financing Commitments being entered into in connection herewith) and assuming that the representations and warranties made by Sellers and NPC herein are true and correct:

(i) the fair saleable value (determined on a going concern basis) of the assets of the Purchaser, NPC and NPC’s Subsidiaries will be greater than the total amount of the Liabilities of the Purchaser, NPC and NPC’s Subsidiaries known to the Purchaser (including all Liabilities disclosed to the Purchaser by the Sellers and NPC under this Agreement, whether or not reflected in a balance sheet prepared in accordance with GAAP);

(ii) the Purchaser, NPC and NPC’s Subsidiaries will be able to pay their respective debts and obligations in the ordinary course of business as they become due; and

(iii) the Purchaser, NPC and NPC’s Subsidiaries will have adequate capital to carry on their respective businesses and all businesses as currently conducted.

SECTION 5.06 Litigation. No Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could reasonably be expected to affect the legality, validity or enforceability of this Agreement, the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 5.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

SECTION 5.08 Independent Investigation; Representations of the Sellers and NPC.

(a) The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, software, technology and prospects of NPC and its Subsidiaries, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations, opinions or warranties of NPC, any Seller or any of their respective representatives (except the specific representations and warranties set forth in this Agreement or any certificate delivered hereunder.

(b) The Purchaser hereby acknowledges and agrees that, except in the case of fraud and except for the representations, warranties, covenants or agreements expressly included in this Agreement or any certificate delivered hereunder, (i) none of NPC or its Subsidiaries, any Seller, their respective Affiliates, or any of their respective officers, directors, employees or representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to NPC or its Subsidiaries, the Membership Interests or the Subsidiary Shares, including as to (A) merchantability or fitness for any particular use or purpose, (B) the operation of NPC and its Subsidiaries by the Purchaser after the Closing or (C) the probable success or profitability of NPC and its Subsidiaries after the Closing and (ii) none of NPC or its Subsidiaries, any Seller, their respective Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any Liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to NPC or its Subsidiaries, including any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms”, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Conduct of Business Prior to the Closing. NPC covenants and agrees that, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), except as described in Section 6.01 of the Disclosure Schedule or contemplated, permitted or required by this Agreement, between the execution and delivery of this Agreement and the Closing, it shall and, each of the Sellers agrees to cause NPC and its Subsidiaries to (a) conduct its business in the ordinary course in all material respects, (b) use its commercially reasonable efforts to preserve intact, in all material respects, the business organization of NPC and its Subsidiaries, (c) use its commercially reasonable efforts to continue their respective marketing and promotional activities, and purchasing and pricing policies, and (d) use its commercially reasonable efforts to preserve the goodwill associated with NPC and its Subsidiaries, including preserving their respective relationships with material customers and suppliers. Except as described in Section 6.01 of the Disclosure Schedule or expressly contemplated, permitted or required by this Agreement, NPC covenants and agrees that it shall not, and shall cause each of its Subsidiaries not to, and each of the Sellers agrees to cause NPC and its Subsidiaries not to, between the execution and delivery of this Agreement and the Closing, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (i) take, omit to take or authorize any actions that, if taken between the date of the Interim Balance Sheet and the date of this Agreement, would be required to be disclosed on Section 4.08 of the Disclosure Schedule, (ii) issue or sell any equity interest in NPC or any of its Subsidiaries, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any equity interest in NPC or any of its Subsidiaries, or make any commitment to issue or sell any such equity interest or securities, (iii) take any action or omit to take any action which would have a Material Adverse Effect, (iv) with respect to Taxes, (A) make, change or revoke any material election, (B) change an annual accounting period, (C) adopt or change any material accounting method, (D) file any material amended Tax Return, (E) enter into any closing agreement, (F) settle any material Tax claim or assessment relating to NPC or any of its Subsidiaries, (G) surrender any material right to claim a refund of Taxes, or (H) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to NPC or any of its Subsidiaries (excluding extensions of time to file Tax Returns obtained in the ordinary course), (v) after 12:01 a.m. Central time on the Closing Date, incur any Indebtedness or make any distribution or payment of Cash, or take any action or omit to take any action in respect of Net Working Capital other than the operation of the restaurants in the ordinary course of business, (vi) sell any real property that is Owned Real Property as of the date hereof (other than any of the Properties to be Sold or the SLB Properties) or (vii) agree or commit to do or authorize any of the foregoing. Notwithstanding the foregoing, NPC and its Subsidiaries shall be permitted to make cash distributions or other cash transfers (including in connection with any “cash sweep” arrangements with any of the Sellers or their Affiliates) prior to 12:01 a.m. Central time on the Closing Date to the extent permitted by Section 2.11 and not adversely affecting the operation of the business prior to or immediately following the Closing. Each Seller covenants and agrees that, without the prior written consent of the Purchaser, except as contemplated, permitted or required by this Agreement, between the date of this Agreement and the Closing, it shall not transfer in any manner, directly or indirectly, any Membership Interests or NPC Options. In addition, NPC shall provide Purchaser prompt written notice, in reasonable detail, of any capital expenditures in excess of $250,000, individually, or in the aggregate for any particular restaurant, made or committed to be made by NPC or any of its Subsidiaries after the execution and delivery of this Agreement and prior to Closing.

SECTION 6.02 Access to Information. (a) From the date of this Agreement until the Closing, upon reasonable notice, NPC shall, and each of the Sellers agrees to use its reasonable best efforts to cause NPC and its Subsidiaries and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to, (i) afford the Purchaser and its authorized representatives reasonable access to the personnel, offices, properties and books and records (other than Tax records, which shall be governed by Section 8.04) of NPC and its Subsidiaries and (ii) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding NPC and its Subsidiaries (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s sole cost and expense, during normal business hours of NPC and its Subsidiaries, under the supervision of the Sellers’ Representative or its designee and in such a manner as not to interfere with the normal operations of NPC and its Subsidiaries. The access referenced in the immediately preceding sentence shall not include access to conduct any sampling or analysis of any soil, groundwater, air or other environmental media or any building material at any Owned Real Property or Leased Real Property without the written consent of NPC. Notwithstanding anything to the contrary in this Agreement, none of the Sellers, NPC nor any of its Subsidiaries shall be required to disclose any information to the Purchaser pursuant to this Agreement if such disclosure would (i) cause significant competitive harm to NPC or any of its Subsidiaries if the transactions contemplated hereby are not consummated, (ii) cause the loss of any attorney-client or other legal privilege, (iii) contravene any applicable Laws or (iv) contravene any binding agreement entered into prior to the date of this Agreement; provided that, in the case of clause (iv) above, the Sellers and NPC shall use commercially reasonable efforts to obtain a waiver or consent that permits the disclosure of such information under such binding agreement; provided further, that the Person otherwise required to disclose such information absent this sentence shall provide to Purchaser, at the time such information is requested by Purchaser in writing, a written statement setting forth the specific clause of this sentence under which the disclosure of such information is either not required or not able to be provided. When accessing any of NPC’s or its Subsidiaries’ properties, the Purchaser and its authorized representatives shall comply with all of NPC’s or its Subsidiaries’ safety and security requirements for the applicable property.

(b) Subject to the provisions of Section 8.04, in order to facilitate the resolution of any claims made against or incurred by any of the Sellers, NPC or any of its Subsidiaries with respect to the transactions contemplated by this Agreement or the Escrow Agreement and for purposes of compliance with securities, environmental, employment and other Laws, until the later of the seventh (7th) anniversary of the Closing or the expiration of the relevant period for the statutes of limitations (including any extensions thereof), the Purchaser shall (i) retain the books and records (other than Tax records, which shall be governed by Section 8.04) relating to NPC and its Subsidiaries for periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents, trustees and representatives of the Sellers’ Representative reasonable access (including the right to make, at the Sellers’ Representative’s expense, copies), during normal business hours, to such books and records.

(c) Subject to the provisions of Section 8.04, in order to facilitate the resolution of any claims made against or incurred by the Purchaser with respect to the transactions contemplated by this Agreement or the Escrow Agreement and for purposes of compliance with securities, environmental, employment and other Laws, until the later of the seventh (7th) anniversary of the Closing or the expiration of the relevant period for the statutes of limitations (including any extensions thereof), each of the Sellers shall (i) retain or cause to be retained the books and records (other than Tax records, which shall be governed by Section 8.04) of such Seller relating to NPC and its Subsidiaries relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford or cause to be afforded the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, copies), during normal business hours, to such books and records.

SECTION 6.03 Confidentiality. (a) The terms of the letter agreement, dated as of March 25, 2011 (the “Confidentiality Agreement”), between NPC and Olympus Growth Fund V, L.P. are hereby incorporated herein by reference and shall continue in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality obligations contained in the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Nothing provided to the Purchaser pursuant to Section 6.02(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Evaluation Material (as defined in the Confidentiality Agreement) provided to the Purchaser pursuant to Section 6.02(a) or otherwise by any Seller, NPC or its Subsidiaries or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

(c) At all times after the Closing Date, except with the Purchaser’s prior written consent, the Sellers shall not and shall cause their Affiliates not to, directly or indirectly, communicate, publish or otherwise disclose to any Person other than any of their respective Affiliates or the Purchaser and their respective professional advisors, any confidential or proprietary property, knowledge or information of NPC or its Subsidiaries relating to the business of NPC or its Subsidiaries or concerning any of NPC’s or any of its Subsidiaries’ assets, operations, financial condition or business, regardless of when or how such information was acquired (the “Confidential Information”); provided that any Affiliate of a Seller that receives such information shall agree to keep such information confidential on the terms set forth herein; provided further that no action taken by a Seller in the scope of his or her employment with the Purchaser or any of its Affiliates (including NPC and its Subsidiaries) following the Closing shall constitute a breach of this Section 6.03(c).

(d) NPC and the Sellers further agree to take all reasonable steps (and to cause each of their Affiliates to take all reasonable steps) to, from the date hereof to the Closing (the “Interim Period”), safeguard such Confidential Information and to protect it against disclosure to third parties who do not have a bona fide reason in the ordinary course of NPC’s and its Subsidiaries’ business to receive such Confidential Information. In the event NPC (during the Interim Period), any Seller or any of their respective Affiliates (during the Interim Period or thereafter) is required by law to disclose any Confidential Information, NPC or such Seller shall promptly notify the Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and NPC or such Seller, as applicable, shall cooperate with the Purchaser and NPC to preserve the confidentiality of such information consistent with applicable Law.

SECTION 6.04 Regulatory and Other Authorizations; Notices and Consents. (a) The Purchaser, NPC and the Sellers shall use their reasonable best efforts to, and shall take, or cause to be taken, all actions reasonably necessary, proper or advisable to, consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the closing conditions set forth in Article IX), including (i) promptly obtaining all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Escrow Agreement, (ii) cooperating fully with the Purchaser, NPC and the Sellers in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) providing such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. NPC and such Seller(s) as are required by applicable Law and the Purchaser each agree to make promptly (but in no event later than five (5) Business Days after the date of this Agreement) their respective filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each Party agrees to make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition, or trade regulation Law. The Purchaser, on the one hand, and the Sellers, on the other hand, will each pay 50% of all filing fees or other similar payments required to be made by any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals under the HSR Act or such other applicable antirust, competition or trade regulation Laws. Notwithstanding anything to the contrary herein, none of the Sellers or NPC shall (and NPC shall cause its Subsidiaries not to) divest or agree to divest any assets of NPC or its Subsidiaries in connection with any applicable antitrust, competition or trade regulation Law without the prior written consent of Purchaser and nothing in this Agreement shall require Purchaser or any of its Affiliates to divest any assets.

(b) Except for routine correspondence in respect of permits, licensees and the like to be obtained by the Purchaser, and to the extent permitted by applicable Law, each Party shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority. To the extent permitted by applicable Law, none of the Sellers, NPC or its Subsidiaries shall agree to participate in any meeting relating to the matters that are the subject of this Agreement with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation (including any settlement of the litigation) or other inquiry unless such Party consults with the Purchaser in advance and, to the extent permitted by such Governmental Authority, gives the Purchaser the opportunity to attend and participate at such meeting. To the extent permitted by applicable Law, the Purchaser shall not participate in any meeting relating to the matters that are the subject of this Agreement with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation (including any settlement of the litigation) or other inquiry unless it consults with the Sellers’ Representative in advance and, to the extent permitted by such Governmental Authority, gives the Sellers’ Representative the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. To the extent permitted by applicable Law, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement at the time such correspondence, filing or communication is supplied by the Purchaser to any Governmental Authority and promptly after receipt of such correspondence, filing or communication from any Governmental Authority; provided, however, that materials may be redacted (i) to remove references concerning the valuation of NPC and its Subsidiaries, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) Except as contemplated by this Agreement (including the Acquisition Financing), none of Purchaser (and Purchaser shall not permit any of its Affiliates to), any Seller or NPC shall (and NPC shall cause its Subsidiaries not to) enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition), or take any other action, in each case, that is intended to, and that would reasonably be expected to, make it more difficult, or to increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition, or trade regulation Law, applicable to the transactions contemplated by this Agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

(d) NPC shall (and the Sellers shall cause NPC to) use its commercially reasonable efforts to give all required notices to third parties and to obtain all required third-party consents in connection with the matters contemplated by this Agreement.

SECTION 6.05 Financing; Financing Cooperation.

(a) Financing.

(i) Subject to the terms and conditions of this Agreement (including Section 6.05(a)(v)), Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Acquisition Financing on the terms and conditions described in the Financing Commitments and, prior to the Closing, shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Commitments or the definitive agreements with respect thereto, if such amendment, modification or waiver (A) reduces the aggregate amount of the Acquisition Financing (including by changing the amount of fees to be paid or original issue discount), or (B) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Acquisition Financing or other terms in a manner that would reasonably be expected to (x) delay, impair or prevent the consummation of the transactions contemplated by this Agreement, (y) make, in any material respect, the timely funding of the Acquisition Financing or satisfaction of the conditions to obtaining the Acquisition Financing less likely to occur or (z) adversely impact, in any material respect, the ability of Purchaser to enforce its rights against other parties to the Financing Commitments or to draw upon and consummate the Acquisition Financing. Any reference in this Agreement to (1) “Acquisition Financing” shall include the financing contemplated by the Financing Commitments as amended or modified in compliance with this Section 6.05(a)(i) and (ii) “Financing Commitments”, “Equity Financing Commitment” or “Debt Commitment Letters” shall include such documents as amended or modified in compliance with this Section 6.05(a)(i).

(ii) Subject to the terms and conditions of this Agreement (including Section 6.05(a)(v)), Purchaser shall use its reasonable best efforts, and shall request of Guarantor and its general partner, to (A) subject to Section 6.05(a)(iii), maintain in effect and satisfy on a timely basis all terms, covenants and conditions set forth in the Financing Commitments within Purchaser’s control in accordance with the terms and subject to the conditions thereof, (B) negotiate and enter into definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letters and related fee letters, (C) satisfy all conditions to such definitive agreements that are applicable to Purchaser that are within Purchaser’s control, (D) draw upon and consummate the Acquisition Financing at or prior to the Closing in the event debt securities are not available on the Closing Date), in any case, subject to the terms and conditions of the Financing Commitments and (E) fully enforce its rights under the Financing Commitments to draw upon and consummate the Acquisition Financing, subject to the terms and conditions of the Financing Commitments. Purchaser shall keep NPC informed on a reasonably current basis and in reasonable detail with respect to all material activity concerning the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Purchaser shall notify NPC promptly, and in any event within two (2) Business Days after it becomes aware thereof, (x) of any material breach or default by any party to any Financing Commitments or definitive documents related to the Acquisition Financing, (y) of the receipt by Purchaser of any written notice or other communication (other than negotiations of the definitive agreements with respect to the Acquisition Financing) from any Acquisition Financing source with respect to any breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Acquisition Financing of any provisions of the Financing Commitments or any definitive document related to the Acquisition Financing or (z) if for any reason Purchaser no longer believes in good faith that it will be able to obtain all or any portion of the Acquisition Financing contemplated by the Financing Commitments on the terms described therein. No Party shall (and Sellers and NPC shall cause the Subsidiaries of NPC not to), without the prior written consent of Purchaser (in the case of any such action by NPC, its Subsidiaries or any Seller) or NPC (in the case of any such action by Purchaser), enter into any merger, acquisition, joint venture, disposition, lease, debt or equity financing or similar transaction, that would reasonably be expected to materially impair, delay or prevent the consummation of the Acquisition Financing contemplated by the Financing Commitments. In no event shall any failure by the Purchaser of its obligations under this Section 6.05(a)(ii) to request Guarantor and its general partner to take the actions set forth in clauses (A)—(E) hereof, or any failure by Guarantor or its general partner to take any such actions, give rise to any Liability on the part of any member of the Purchaser Group; provided, however that this sentence shall not affect the obligations of Purchaser set forth in Section 11.02(b).

(iii) Subject to the terms and conditions of this Agreement (including Section 6.05(a)(v)), if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters or the Debt Commitment Letters shall be terminated or modified in a manner materially adverse to Purchaser for any reason, Purchaser shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions (including flex provisions) no less favorable, in the aggregate, to Purchaser than those contained in the Debt Commitment Letters and the related fee letter (as determined in the reasonable judgment of Purchaser) and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”) which shall replace the existing Debt Commitment Letter, a copy of which shall be promptly provided to NPC. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Acquisition Financing” or the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below and (ii) any reference in this Agreement to the “Financing Commitments” or the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect.

(iv) In the event that (A) the terms and conditions set forth in the Financing Commitments and the definitive agreements with respect to the Financing Commitments have been satisfied and (B) one or more of the Financing Sources obligated to provide a portion of the Acquisition Financing fails to provide its respective portion of such financing in accordance with the terms and conditions of the Financing Commitments and, as a result thereof, impedes or delays the Closing, Purchaser shall, upon the request of NPC in writing to Purchaser, promptly thereafter commence litigation proceedings against such breaching Financing Source(s), in which Purchaser shall seek to compel such breaching Financing Source(s) to provide its (or their) portion of such Acquisition Financing as required by the Financing Commitments; provided that, in no event shall Purchaser or any of Purchaser’s Affiliates be required to seek from any Financing Source any damages available under Law or otherwise as a result of any such breach.

(v) Notwithstanding anything to the contrary herein, nothing in this Section 6.05 shall require, and in no event shall the reasonable best efforts of the Purchaser be deemed or construed to require, the Purchaser to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitment or (ii) pay any fees in excess of those contemplated by the Financing Commitments, or agree to any “market flex” terms less favorable, in the aggregate, to Purchaser than such corresponding market flex terms contained in or contemplated by the Financing Commitments.

(b) Financing Cooperation. In connection with the Acquisition Financing, NPC shall provide, and shall cause its Subsidiaries to provide, and shall use its and their respective reasonable best efforts to cause the officers, employees, representatives and advisors, including legal and accounting advisors, of NPC and its Subsidiaries to provide (in all cases prior to the Closing), reasonable cooperation in connection with the arrangement of the Acquisition

Financing as may be reasonably requested by the Purchaser and that is necessary, customary or advisable in connection with the Purchaser’s efforts to obtain the Acquisition Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of NPC or any of its Subsidiaries), including: (i) participation in meetings, drafting sessions, road shows, rating agency presentations and due diligence sessions and furnishing the Purchaser and its financing sources with the financial information regarding NPC and its Subsidiaries that is required to be delivered pursuant to the Debt Commitment Letters; (ii) assisting the Purchaser and its financing sources in the preparation of (A) a customary offering documents, private placement memoranda, prospectuses, materials for any bank financing and similar documents in connection with any of the Acquisition Financing and (B) materials for rating agency presentations; (iii) facilitating customary due diligence, including taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate NPC’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; (iv) using reasonable best efforts to obtain from NPC’s auditors such accountants’ comfort letters and reports as may be reasonably requested by Purchaser and the consent of such auditors to the use of their reports in any materials relating to the Acquisition Financing; (v) using reasonable best efforts to obtain such consents, legal opinions, surveys and title insurance as reasonably requested by Purchaser; (vi) entering into one or more credit or other agreements on terms satisfactory to Purchaser in connection with the Debt Financing to the extent direct borrowings or debt incurrences by NPC or any of its Subsidiaries are contemplated by the Debt Commitment Letters; (vii) executing and delivering any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Purchaser (including a certificate of the chief financial officer of NPC or its Subsidiaries with respect to solvency matters); and (viii) taking, or at NPC’s option, appointing a representative of Purchaser to take, all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing by NPC and/or its Subsidiaries; provided that none of the Sellers, NPC nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Acquisition Financing prior to the Closing for which it is not reimbursed or indemnified by Purchaser (it being understood, however, that NPC shall bear all costs and expenses of its annual audit); provided further that the effectiveness of any documentation executed by any of the Sellers, NPC or its Subsidiaries in connection with such Acquisition Financing shall be subject to the consummation of the Closing. NPC hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing.

(c) The Purchaser shall, promptly upon the written request of NPC, reimburse the Sellers’ Representative, NPC or its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket third party costs incurred by any Seller, the Sellers’ Representative, NPC or its Subsidiaries in connection with cooperation provided for in Section 6.05(b) (such reimbursement to be made promptly and in any event within three (3) Business Days of delivery of reasonably acceptable documentation evidencing such expenses) and shall indemnify and hold harmless the Sellers’ Representative, each Seller, NPC and each of its Subsidiaries and their respective representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Acquisition Financing and any information utilized in connection therewith (other than information provided by a Seller, NPC or its Subsidiaries, or their respective Affiliates). All non-public or otherwise confidential information regarding NPC and its Subsidiaries obtained by the Purchaser or its representatives pursuant to this Section 6.05 shall be kept confidential in accordance with the Confidentiality Agreement.

SECTION 6.06 Notifications; Update of Disclosure Schedule. Until the Closing, NPC shall promptly notify the Purchaser in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that has resulted or will or is reasonably likely to result in any material variance of any of the representations and warranties contained in Article III or IV (and the Purchaser shall provide notice of the same to NPC with respect to any material variance in the representations and warranties in Article V); provided, however, that, other than as provided for in this Section 6.06, the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice. To the extent any disclosure mentioned in the immediately preceding sentence results from any change, fact, circumstance, occurrence or event that was not required to be disclosed and included on the Disclosure Schedule (or, in the case of a disclosure made by the Purchaser, would not have been an exception at the date of this Agreement) when originally made and delivered, then the notice of such disclosure shall constitute an “Update Notice” and shall be delivered to the Purchaser (in the case of a notice from NPC) or to NPC (in the case of a notice from the Purchaser) in writing and clearly marked as an “Update Notice”; and such disclosures in any Update Notice shall amend and supplement the attached Disclosure Schedule (or, in the case of a notice from the Purchaser, shall be exceptions to the Purchaser’s representations and warranties in Article V in the same manner as Disclosure Schedule are exceptions to NPC’s and the Sellers’ representations and warranties in Article III and IV) in the form of “Updated Schedules” delivered to the Purchaser (in the case of a notice from NPC) or NPC (in the case of a notice from the Purchaser) for all purposes. To the extent any disclosure made to the Purchaser by NPC or to NPC by the Purchaser pursuant to the first sentence of this Section 6.06 results from any change, fact, circumstance, occurrence or event that was required to be disclosed and included on the Disclosure Schedule as of the date of this Agreement (or that would have required to be disclosed by the Purchaser as of the date of this Agreement had there been equivalent disclosure schedules applicable to the Purchaser’s representations and warranties) when originally made and delivered, then such disclosure shall not amend or supplement the attached Disclosure Schedule (or, in the case of a notice from the Purchaser, constitute an exception to the representations and warranties in Article V) or be deemed delivered for any purpose hereunder other than satisfaction of the first sentence of this Section 6.06.

SECTION 6.07 Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any customer, supplier, distributor or other material business relation of NPC or its Subsidiaries regarding NPC or any of its Subsidiaries, its business or the transactions contemplated by this Agreement without the prior written consent of NPC (which consent may or may not be provided in the sole discretion of NPC); provided, that NPC will cooperate with the Purchaser in its communications with PHI and its Affiliates and such other Persons as is necessary to consummate the transactions contemplated by this Agreement.

SECTION 6.08 Further Action. (a) The Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action reasonably necessary, to do or cause to be done all things reasonably necessary, proper or advisable under applicable Law including satisfaction, but not waiver of any conditions set forth in Article IX, and to execute and deliver such documents and other papers, as may be reasonably required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions set forth herein. Without limiting the foregoing, to the extent required in connection with the Acquisition Financing, NPC shall, and shall cause its Subsidiaries to, use their reasonable best efforts to obtain, with respect to the Real Property, such title commitments, title policies, surveys, landlord consents and waivers, estoppel certificates, non-disturbance agreements, leasehold mortgages and similar agreements requested by Purchaser.

(b) From time to time after the Closing, without additional consideration, each Party will (or, if appropriate, will cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by another Party to make effective the transactions contemplated by this Agreement and the Escrow Agreement in accordance with the terms and conditions hereof or thereof. Without limiting the foregoing, upon reasonable request of the Purchaser, each Seller shall and shall cause its Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers as may be required to sell, transfer, assign, convey and deliver to the Purchaser all right, title and interest in and to the Membership Interests. NPC and the Sellers acknowledge and agree that, from and after the Closing, Purchaser will be entitled to possession of, and NPC and the Sellers shall deliver to Purchaser, all documents, books, records (other than Tax records which shall be governed by Section 8.04), agreements and financial data of any sort relating to NPC and its Subsidiaries.

SECTION 6.09 Termination and Survival of Certain Contracts. Prior to the Closing, the Sellers and NPC shall cause any the Affiliate Contracts listed on Schedule 6.09 to be terminated effective as of the Closing. The Purchaser, the Sellers and NPC each acknowledge and agree that all other Affiliate Contracts will continue in full force and effect after the Closing in accordance with their respective terms.

SECTION 6.10 Exclusivity. None of the Sellers or NPC shall (and the Sellers and NPC shall cause their respective Affiliates, representatives, officers, managers, employees, directors and agents not to), directly or indirectly, (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than the Purchaser and its Affiliates in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of NPC or any of its Subsidiaries, (b) merger or consolidation involving NPC or any of its Subsidiaries, (c) purchase or sale of any assets or Membership Interest (or any rights to acquire, or securities convertible into or exchangeable for, any such Membership Interests) of NPC or any of its Subsidiaries (other than the purchase and sale of inventory and the purchase of capital equipment in the ordinary course of business consistent with past practice), or (d) similar transaction or business combination involving NPC or any of its Subsidiaries or its business or assets (each of the foregoing transactions described in clauses (a) through (d), a “Company Transaction”) or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Purchaser and its Affiliates) to do or seek to do any of the foregoing. The Sellers and NPC agree to notify the Purchaser promptly if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction.

SECTION 6.11 Delivery of Interim Financial Statements. Without limiting the obligations of NPC under Section 6.05(b), NPC shall deliver to the Purchaser copies of NPC’s interim monthly and year-to-date consolidated financial statements as are currently prepared by NPC in the ordinary course of its business as soon as reasonably practicable (and in any event within 20 days) following the end of each monthly accounting period during the period between the date of this Agreement and the Closing.

SECTION 6.12 Actions with Respect to the 2014 Notes. (a) As soon as reasonably practicable after the receipt of any written request by Purchaser to do so, NPC shall or shall cause the issuer of the 2014 Notes to (a) commence an offer to purchase with respect to all of the outstanding aggregate principal amount of the 2014 Notes (the “Debt Tender Offer”) and/or (b) seek consents to amendment or waiver of one or more covenants in the 2014 Notes and the Indenture (the “Consent Solicitation”), in each case on such terms and conditions, including pricing terms, that are specified, from time to time, by Purchaser and Purchaser shall assist NPC in connection therewith. Notwithstanding the foregoing, the closing of any Debt Tender Offer and the Consent Solicitation shall be conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause any such Debt Tender Offer and Consent Solicitation to close on the Closing Date. Purchaser shall prepare all necessary and appropriate documentation in connection with the Debt Tender Offer and the Consent Solicitation, including the offer to purchase and consent solicitation statements, related letters of transmittal and other related documents (collectively, the “Offer Documents”). NPC shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives to, provide all cooperation reasonably requested by Purchaser in connection with the preparation of the Offer Documents and the consummation of the Debt Tender Offer and Consent Solicitation. All mailings to the holders of the 2014 Notes in connection with the Debt Tender Offer shall be subject to the prior review and comment by NPC and Purchaser and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Tender Offer any information in the Offer Documents should be discovered by NPC or Purchaser that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated, or be caused to be disseminated, by NPC (with the prior approval of Purchaser) to the holders of the 2014 Notes. Notwithstanding anything to the contrary in this Section 6.12, NPC and Purchaser shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable law to the extent such laws are applicable in connection with the Debt Tender Offer and the Consent Solicitation. To the extent that the provisions of any applicable law conflict with this Section 6.12, NPC and Purchaser shall comply with the applicable law and shall not be deemed to have breached their respective obligations hereunder by such compliance.

(b) If requested by Purchaser in writing, in lieu of commencing a Debt Tender Offer, NPC shall, to the extent permitted by the Indenture, take any actions reasonably requested by Purchaser to facilitate Legal Defeasance or Covenant Defeasance (each as defined in the Indenture); provided, that Purchaser shall deposit, or shall cause to be deposited, with the trustee under the Indenture such amount of irrevocable funds as is necessary and sufficient to effect such defeasance.

(c) NPC shall not, and shall cause each of its Subsidiaries not to, without Purchaser’s prior written consent, amend, waive, extend or agree to pay any amount in connection with any Debt Tender Offer, Consent Solicitation or defeasance with respect to the 2014 Notes or the Indenture. Notwithstanding the foregoing, all reasonable out-of-pocket fees and expenses (including, to the extent not included in Indebtedness, any payments made to holders of the 2014 Notes specifically related to the Consent Solicitation and all other fees and expenses consented to by Purchaser) incurred by NPC in connection with the activities set forth in this Section 6.12 shall be paid by Purchaser when and to the extent such fees and expenses become due and payable. Purchaser shall indemnify and hold harmless NPC and its Subsidiaries and their respective officers, directors and other representatives for and against any and all losses or damages suffered or incurred by them in connection with (i) any defeasance, including any tax, fee or other charge imposed on or assessed against the cash or securities deposited with the trustee under the Indenture or the principal and interest received in respect thereof other than any such tax, fee or other charge which by Law is for the account of the holders of the 2014 Notes, and (ii) any Debt Tender Offer, any Consent Solicitation and any information contained in the Offer Documents in connection therewith, except (A) with respect to information supplied by any Seller, NPC, its Subsidiaries and/or any of their Affiliates or representatives in writing specifically for inclusion or incorporation by reference therein and (B) to the extent such losses and damages arise from the willful misconduct of any Seller, NPC, any of its Subsidiaries, any of their Affiliates officers and/or any directors, employees or other representatives of any of the foregoing.

SECTION 6.13 Pizza Hut Consent and Amendment. Each Party shall take all actions to comply with its obligations under the Pizza Hut Consent and Amendment and shall not take any action, or fail to take any action required by the Pizza Hut Consent and Amendment, that could reasonably be expected to cause a Default under the Pizza Hut Consent and Amendment or the Pizza Hut Consent and Amendment not to be in full force and effect as of the Closing.

ARTICLE VII

EMPLOYEE MATTERS

SECTION 7.01 Employee Benefits. From and after the Closing Date, the Purchaser shall honor, or cause its Subsidiaries to honor, in accordance with their terms, all Plans in place immediately prior to the Closing Date. Each NPC Employee shall receive credit for service with NPC or its Subsidiaries and their respective predecessors under such employee benefit plans and arrangements of the Purchaser and its Affiliates for purposes of eligibility, vesting and benefit accrual (other than with respect to future equity awards and accruals under any defined benefit plans) and for purposes of determining future vacation accruals and severance amounts; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof. In addition, to the extent that the Purchaser modifies the Plans providing welfare benefits to NPC Employees or migrates NPC Employees into Purchaser’s welfare benefit plans, the Purchaser shall use commercially reasonable efforts to (i) waive, or shall cause to be waived, any limitations as to evidence of insurability, exclusions and waiting periods, and, solely with respect to group health plans or as otherwise required by applicable Law or the terms of Purchaser’s welfare benefit plans, any limitations as to pre-existing conditions, with respect to participation and coverage requirements for NPC Employees under such plans and (ii) with respect to group health plans, credit NPC Employees for co-payments and deductibles paid on or prior to the Closing Date during the year in which the Closing Date occurs in satisfying any deductible or out-of-pocket requirements under such Plans. Nothing contained herein under this Article VII, express or implied: (A) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (B) shall alter or limit Purchaser’s, NPC’s or any of its Subsidiaries’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, (C) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (D) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

SECTION 7.02 Deferred Compensation and Profit Sharing Plans. As of the Closing Date, all accrued obligations under the NPC International, Inc. Deferred Compensation and Retirement Plan and the NPC International, Inc. POWR Plan for Key Employees shall remain outstanding as an obligation of the Purchaser to the extent not satisfied on the Closing Date in accordance with the terms of this Agreement (it being agreed that nothing herein shall prohibit Purchaser from suspending or terminating any such plan after the Closing in accordance with applicable Law).

ARTICLE VIII

TAX MATTERS

SECTION 8.01 Tax Indemnities. From and after the Closing, the Sellers agree to indemnify the Purchaser Indemnified Parties against all Losses attributable to Excluded Taxes, other than expenses incurred by the Purchaser Indemnified Parties with respect to Contests, which shall be borne as described in Section 8.05. The Purchaser shall be responsible for and shall indemnify and hold the Sellers and their Affiliates harmless against all Losses attributable to Taxes for which NPC or any of its Subsidiaries is liable that are not allocated to the Sellers pursuant to this Section 8.01, other than expenses incurred by the Sellers with respect to Contests, which shall be borne as described in Section 8.05.

SECTION 8.02 Tax Refunds and Tax Benefits. Any Tax refund or credit (including any interest paid or credited by a Governmental Authority with respect thereto) relating to any Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date shall be the property of the Sellers, and if received by the Purchaser, NPC or its

Subsidiaries, shall be paid over promptly to the Sellers’ Representative, except for Tax refunds or credits resulting from the carryback of net operating losses or similar items from a taxable period (or portion of a Straddle Period) beginning after the Closing Date to a Pre-Closing Period. Any Tax refund or credit (including any interest paid or credited by a Governmental Authority with respect thereto) relating to any taxable period (or the portion of any Straddle Period) ending after the Closing Date shall be the property of the Sellers, and if received by the Purchaser, NPC or its Subsidiaries, shall be paid over promptly to the Sellers’ Representative, but only to the extent that such refund or credit is attributable to any deduction, loss, credit or loss or credit carryforward or carryback that results from the deduction of the Transaction Tax Deductions on or prior to the Closing Date (which, for the avoidance of doubt, shall include a loss or credit previously claimed for that becomes available for carryforward or carryback as a result of the deduction of the Transaction Tax Deductions). The Purchaser shall, if the Sellers’ Representative so requests and at the Sellers’ Representative’s expense, cause NPC or its Subsidiaries, as the case may be, or other relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund or credit to which the Sellers would be entitled under this Section 8.02. For purposes of determining the amount of Tax refund or credit that relates to a Pre-Closing Period or portion of a Straddle Period ending on the Closing Date, or that otherwise relates to the Transaction Tax Deductions, any payments or other deductions in respect of the cancellation of NPC Options, NPC Transaction Expenses, Indebtedness, bonuses or other amounts in connection with the transactions contemplated by this Agreement, including such amounts (i) paid at the Closing by a Seller, NPC or any of its Subsidiaries or (ii) not paid at the Closing and taken into account in the calculation of NPC Transaction Expenses or Closing Indebtedness on the Final Closing Statement, (collectively, the “Transaction Tax Deductions”), shall be accrued and deducted on the Closing Date to the extent permitted by law; provided that, in connection with the foregoing, NPC and its Subsidiaries shall make an election under Revenue Procedure 2011-29, 2011 18 IRB, to treat 70% of any success based fees that were paid by or on behalf of NPC or its Subsidiaries as an amount that did not facilitate the transactions contemplated under this Agreement and therefore treat 70% of such costs as deductible in the taxable period (or portion of a Straddle Period) that ends on the Closing Date. Any net operating loss for a Pre-Closing Period (or portion of a Straddle Period ending on the Closing Date) shall be carried back (or with respect to a net operating loss resulting from the deduction of the Transaction Tax Deductions only, either forward or back) to the extent permitted by law to obtain a refund of (or credit on) Taxes, which shall inure, and be promptly paid, to the Sellers’ Representative (for disbursement to the Sellers) upon receipt or realization. The Purchaser shall not waive any right under applicable Law to any net operating loss, refund or credit that is for the account of the Sellers under this Section 8.02. Without limiting the foregoing, to the extent that Taxes for the post-Closing portion of a Straddle Period are less than they would have been but for use of a net operating loss for the pre-Closing portion of a Straddle Period resulting from the deduction of the Transaction Tax Deductions, the savings shall inure to the benefit of the Sellers and be paid to the Sellers’ Representative (for disbursement to the Sellers) as such savings are realized, including through reduction in payments of estimated Income Taxes or receipt of a refund (or credit). Notwithstanding anything in this Agreement to the contrary, all payments by the Purchaser, NPC or its Subsidiaries to Sellers, pursuant to this Section 8.02, shall be net of (A) any reasonable out-of-pocket expenses directly related to obtaining such refunds, (B) any Tax required to be withheld on such payment, and (C) any Taxes imposed on the Purchaser (net of any Tax benefit resulting from such Taxes to the extent such Tax benefit is not otherwise payable to the Sellers pursuant to this Section 8.02), NPC or its Subsidiaries as a result of such amounts, in each case, to the extent that such Taxes or expenses are not subject to indemnification by the Sellers pursuant to this Agreement. If there is a subsequent reduction or disallowance, by a Governmental Authority (or by virtue of change in applicable Tax law), of any amount with respect to which payment has been made to Sellers by the Purchaser, NPC or its Subsidiaries pursuant to this Section 8.02, then the Sellers shall indemnify the Purchaser, NPC or its Subsidiaries from and against any Tax or cost that related to such reduction or disallowance.

SECTION 8.03 Preparation of Tax Returns. (a) Sellers’ Representative shall prepare all Income Tax Returns of NPC for any Pre-Closing Period. Such Tax Returns which are the responsibility of the Sellers’ Representative under this Section 8.03(a) shall be prepared in a manner consistent with NPC’s past practice. The costs of such preparation shall be borne solely by Sellers’ Representative. Buyer shall file or cause to be filed all Tax Returns prepared by the Sellers’ Representative.

(b) The Purchaser shall prepare and file (or cause NPC and its Subsidiaries to prepare and file) all other Tax Returns relating to NPC and its Subsidiaries for any Pre-Closing Period as well as all Tax Returns for any Straddle Period which are filed after the Closing Date. Such Tax Returns which are the responsibility of the Purchaser under this Section 8.03(b) shall be prepared in a manner consistent with NPC’s past practice unless otherwise required by applicable Law (or to the extent that counsel for NPC advises that there is no reasonable basis in Law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties). The Purchaser shall deliver drafts of such Tax Returns to the Sellers’ Representative, together with a statement showing the calculation and allocation of Taxes relating to a Straddle Period and supporting schedules and information, at least fourteen (14) days (or twenty-one (21) days in the case of Income Taxes) prior to filing for the Sellers’ Representative’s review and comment (with any revisions to be provided to the Purchaser as soon as reasonably practicable, but in no event later than seven (7) days prior to filing) and for the Sellers’ Representative’s consent (which shall not be unreasonably withheld, delayed or conditioned), and Purchaser shall make any changes to such Tax Returns as Sellers’ Representative reasonably requests. The costs of such preparation and filing shall be borne solely by NPC and its Subsidiaries.

(c) The Purchaser, Sellers, and NPC agree to treat Purchaser’s purchase of the Membership Interests from Sellers in accordance with Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432 and all such Tax Returns shall be prepared consistent with such treatment.

(d) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (x) based upon or related to income or receipts, or payroll, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 8.06), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended as of the close of business on the Closing Date; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of NPC or any Subsidiary thereof, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (b) taking into account the type of Tax to which the refund relates. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of NPC and its Subsidiaries.

(e) Payment by the indemnifying party of any amount due under Section 8.01 shall be made within 10 days following written notice by the indemnified party that payment of such amounts to the appropriate taxing authority is due, provided that the Purchaser shall comply with its obligation to promptly notify the Sellers’ Representative under Section 8.05(a) and provided further that the indemnifying party shall not be required to make any payment earlier than two Business Days before it is due to the appropriate taxing authority. Notwithstanding anything to the contrary herein, if any Seller receives an assessment or other notice of Taxes imposed on or payable by NPC and its Subsidiaries for any Pre-Closing Period for which the Sellers are not responsible, in whole or in part, pursuant to Section 8.01, then the Sellers shall promptly notify the Purchaser in writing of such assessment or notice. During the term of the Indemnity Escrow Account, the Sellers’ Representative and the Purchaser agree to give joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Purchaser from the Escrow Amount any amount due to the Purchaser under Section 8.01 in accordance with the provisions of this Section 8.03(e) and Section 10.06. In the case of a Tax that is contested in accordance with the provisions of Section 8.05, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than (i) in the case where, pursuant to Section 8.05, the Sellers’ Representative controls the Contest and determines that the Tax shall be paid and a refund sought through appropriate proceedings, the date the Tax is paid or (ii) in all other cases, the date a final determination to such effect is made by the appropriate taxing authority or court.

SECTION 8.04 Tax Cooperation and Exchange of Information. The Sellers’ Representative and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause NPC and its Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns of NPC and its Subsidiaries or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Sellers’ Representative, NPC and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 8.04. Notwithstanding anything to the contrary in Section 6.02, each of the Sellers and the Purchaser shall retain all of its respective Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of NPC and any of its Subsidiaries for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extension or waivers thereof, or (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before the Sellers or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other Party shall be given an opportunity, after ninety (90) days’ prior written notice, to remove and retain all or any part of such documents as such other Party may select (at such other Party’s expense). Any information obtained under this Section 8.04 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. The Purchaser, Sellers’ Representative, NPC and its Subsidiaries further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

SECTION 8.05 Contests. (a) After the Closing, the Purchaser shall promptly notify the Sellers’ Representative in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser, its Affiliates, NPC or any Subsidiary thereof which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Sellers under Section 8.01; provided that the failure to provide such notice shall not relieve the Sellers of their obligation under this Agreement except to the extent that the Sellers are materially prejudiced thereby. Such notice shall contain factual information (to the extent known to the Purchaser, its Affiliates, NPC or any Subsidiary thereof) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability.

(b) In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to Pre Closing Periods, the Sellers’ Representative, by its written election to Purchaser within thirty (30) days of receiving the notice described under Section 8.05(a), shall have the sole right, at its expense, to control the conduct of such Contest, but if and only if (i) such Contest could be grounds for indemnification by the Sellers under Section 8.01, (ii) the Sellers conduct such settlement or defense actively and diligently and (iii) such Contest does not involve any criminal action or proceeding or seek any material equitable or other material non- monetary remedies or obligations. The Sellers’ Representative shall not settle or otherwise dispose of any Contest without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. The Sellers’ Representative shall (1) timely consult with Purchaser on an ongoing basis regarding the Tax issues raised in such Contest, (2) keep Purchaser (and its agents) informed as to the progress of any Tax Contest in a timely manner, (3) promptly provide copies of all correspondence or other documents relating to such Contest to Purchaser (or its agents) and (4) promptly provide notice of any scheduled meetings (whether telephonic or in person) with any Governmental Authority and permit Purchaser, at

Purchaser’s expense, to attend and participate in such meetings. If the Sellers’ Representative elects not to direct the Contest, the Purchaser, NPC or any Subsidiary thereof may assume control of such Contest (at Purchaser’s expense); provided that, notwithstanding anything to the contrary herein, Purchaser shall have no obligation hereunder to seek to settle or compromise any claim in any such Contest. However, in such case, none of the Purchaser, NPC or any of its Subsidiaries may settle or compromise any asserted liability without prior written consent of the Sellers’ Representative; provided, however, that consent to settlement or compromise shall not be unreasonably conditioned, delayed or withheld. In any event, the Sellers’ Representative may participate, at its own expense, in the Contest.

(c) With respect to Straddle Periods, any Contest involving any asserted Tax liability with respect to which indemnity may be sought from the Sellers pursuant to Section 8.01 shall be controlled by the Sellers’ Representative if, pursuant to this Article VIII, the Sellers would bear the burden of the greater portion of the Tax liability at issue in such Contest and by the Purchaser if the Purchaser would bear the burden of the greater portion of such Tax liability. Neither the Sellers’ Representative nor the Purchaser, as the controlling party, shall settle or otherwise dispose of any Contest under this Section 8.05(c) without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. The controlling party shall (1) timely consult with the other party on an ongoing basis regarding the Tax issues raised in such Contest, (2) keep the other party (and its agents) informed as to the progress of any Tax Contest in a timely manner, (3) promptly provide copies of all correspondence or other documents relating to such Contest to the other party (or its agents) and (4) promptly provide notice of any scheduled meetings (whether telephonic or in person) with any Governmental Authority and permit the other party, at the other party’s expense, to attend and participate in such meetings.

(d) The Purchaser and the Sellers’ Representative agree to cooperate, and the Purchaser agrees to cause NPC and its Subsidiaries to cooperate, in the defense against or compromise of any claim in any Contest.

SECTION 8.06 Conveyance Taxes. The Sellers (in proportion to their Fully Diluted Ownership Percentage) and the Purchaser shall each be liable for one-half, and agrees to pay one-half of any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. The Purchaser and the Sellers agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchaser to comply with any filing requirements with respect to Conveyance Taxes.

SECTION 8.07 Tax Covenants. Except as required by applicable Law, neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or after the Closing cause or permit NPC or any of its Subsidiaries to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period) ending on or before the Closing Date without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, delayed, or conditioned); provided that prior written consent of the Sellers’ Representative shall not be required for (A) amended Tax Returns for purpose of carrying back net operating losses or similar item from taxable periods ending after the Closing Date to Pre-Closing Periods, (B) amended Tax Returns for such periods may be filed to correct material errors that are discovered in such Tax Returns that, absent such correction, would materially and adversely affect the Purchaser, NPC or its Subsidiaries for taxable periods ending after the Closing.

SECTION 8.08 Miscellaneous. For Tax purposes, the Parties agree to treat all payments made pursuant to any indemnification obligation under this Agreement as adjustments to the Purchase Price.

SECTION 8.09 Tax Sharing Agreement. All tax-sharing agreements or similar agreements to which NPC or any of its Subsidiaries are a party (other than agreements (a) between NPC and any of its Subsidiaries, (b) entered into in the ordinary course of business, such as leases and other agreements, the primary focus of which is not Taxes, or (c) between NPC or its Subsidiaries and third parties, the primary focus of which is not Taxes), shall be terminated as of the Closing Date and, after the Closing Date, NPC and its Subsidiaries shall not be bound thereby or have any liability thereunder.

SECTION 8.10 280G Waivers. NPC will cause NPC International to submit for approval in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, any Excess Parachute Payments specified in the 280G Waivers, as each such terms are hereafter defined, in order for such Excess Parachute Payments specified in such 280G Waivers not to be deemed parachute payments under Section 280G of the Code and, in the absence of the requisite stockholder approval, none of the Excess Parachute Payments specified in such 280G Waivers shall be paid. NPC will cause NPC International to use commercially reasonably efforts to obtain waivers of the right to receive any Excess Parachute Payments (those waivers that are obtained, the “280G Waivers”) from any Person who, pursuant to any agreement, is entitled to payment of any amount or the provision of any benefit that would result separately or in the aggregate in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code (any such amount an “Excess Parachute Payment”). NPC will cause NPC International to forward to Purchaser, prior to submission to the NPC International’s direct and indirect stockholders and at least three days prior to Closing, for Purchaser’s review and commercially reasonable comment, copies of all documents (including, without limitation, supporting calculation and analysis) prepared by NPC International in connection with this Section 8.10.

ARTICLE IX

CONDITIONS TO CLOSING

SECTION 9.01 Conditions to Obligations of the Sellers and NPC. The obligations of each of the Sellers and NPC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement, other than the representations and warranties contained in Sections 5.01, 5.04 and 5.07, shall be true and correct in all respects (except to the extent such representations and warranties speak as of a specific date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms, except where such failures to be true and correct in the aggregate as would not have a material and adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement, (ii) the representations and warranties of the Purchaser contained in Sections 5.01, 5.04 and 5.07 shall be true and correct in all material respects (except to the extent such representations and warranties speak as of a specific date, they need only be true and correct in all material respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms, (iii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects and (iv) the Sellers’ Representative shall have received a certificate of the Purchaser, signed by a duly authorized officer thereof dated as of the Closing Date certifying the matters set forth in clauses (i), (ii) and (iii) above;

(b) Governmental Approvals. Any waiting period under the HSR Act shall have expired or shall have been terminated, or any review or approval required thereunder shall have been completed or obtained, as appropriate; and

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Escrow Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

SECTION 9.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers and of NPC contained in this Agreement, other than the representations and warranties contained in Sections 3.01, 3.03, 3.05, 4.01, 4.02 and 4.21, shall be true and correct in all respects (except to the extent such representations and warranties speak as of a specific date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “Material Adverse Effect,” “materially” or “material” or to any qualifications based on such terms (other than Section 4.05, Section 4.06 and the first sentence of Section 4.08, for which such terms and qualifications shall apply), except where such failures to be true and correct in the aggregate as would not have a Material Adverse Effect, (ii) the representations and warranties of the Sellers and of NPC contained in Sections 3.01, 3.03, 3.05, 4.01, 4.02 and 4.21, shall be true and correct in all material respects (except to the extent such representations and warranties speak as of a specific date, they need only be true and correct in all material respects as of such specified date) interpreted without giving effect to the words “Material Adverse Effect,” “materially” or “material” or to any qualifications based on such terms, (iii) the covenants and agreements contained in this Agreement to be complied with by the Sellers or NPC on or before the Closing shall have been complied with in all material respects and (iv) the Purchaser shall have received a certificate of NPC, signed by a duly authorized officer thereof dated as of the Closing Date certifying the matters set forth in clauses (i), (ii) and (iii) above;

(b) Governmental Approvals. Any waiting period under the HSR Act shall have expired or shall have been terminated, or any review or approval required thereunder shall have been completed or obtained, as appropriate;

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Escrow Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions;

(d) Deliveries. The Purchaser shall have received each item required to be delivered to it pursuant to Section 2.04;

(e) Escrow Agreement. The Purchaser shall have received a duly executed counterpart to the Escrow Agreement from the Escrow Agent; and

(f) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

(g) PHI Consent. NPC shall not have taken any action, or failed to take any action, that caused (i) any Default (as defined in the Pizza Hut Consent and Amendment) to occur under the Pizza Hut Consent and Amendment or (ii) the Pizza Hut Consent and Amendment to not be in full force and effect as of the Closing.

ARTICLE X

INDEMNIFICATION

SECTION 10.01 Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing; provided, however, that the representations and warranties contained in Sections 3.01, 3.02 (clause (a) thereof only), 3.03, 3.05, 3.06, 4.01, 4.02 (clause (a) thereof only), 4.03, 4.13(e) and 4.21 (the “Fundamental Representations”) shall survive the Closing for the applicable statute of limitation period; provided further that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 10.01 shall survive until such claim is finally and fully resolved. All covenants and agreements contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing, except for those covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which shall remain in full force and effect for a period of twelve (12) months following the date by which such covenant or agreement is required to be performed (it being understood and agreed that the covenants and agreements set forth in Article VIII shall survive until the expiration of the applicable statute of limitation period); provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 10.01 shall survive until such claim is finally and fully resolved.

SECTION 10.02 Indemnification by the Sellers. From and after the Closing, the Purchaser and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless for and against any and all losses, damages, claims, costs and expenses, interest, awards, fines, fees, judgments and penalties (including reasonable attorneys’, consultants’, accountants’ and experts’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”): (a) by each Seller, for Losses arising in connection with, relating or incidental to or resulting from (i) any breach of a representation or warranty made by such Seller in this Agreement or (ii) any breach of any covenant or agreement of such Seller contained in Section 6.03(c); (b) by each Seller, severally, but not jointly, with respect to such Seller’s Fully Diluted Ownership Percentage of all Losses arising in connection with, relating or incidental to or resulting from any breach (i) of any representation or warranty made by NPC in this Agreement, (ii) of any covenant or agreement of NPC or the Sellers’ Representative contained in this Agreement or (iii) of any covenant or agreement of the Sellers not set forth in Section 10.02(a); and (c) by each Seller, severally, but not jointly, with respect to such Seller’s Fully Diluted Ownership Percentage of all Losses arising in connection with, relating or incidental to or resulting from the Specified Matter.

SECTION 10.03 Indemnification by the Purchaser. From and after the Closing, the Purchaser shall indemnify and hold harmless each of the Sellers and their Affiliates and their respective officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) for and against any and all Losses, arising in connection with, related or incidental to or resulting from: (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement or (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement.

SECTION 10.04 Limits on Indemnification. (a) No Claim may be asserted nor may any Action be commenced against any Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such Claim or Action is received by such Party describing in reasonable detail (but only to the extent known at the time of such notice) the facts and circumstances with respect to the subject matter of such Claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 10.01, irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) no Losses may be claimed under the first sentence of Section 8.01, Section 10.02(a)(i) or Section 10.02(b)(i) (other than, in each case, with respect to any breach of any Fundamental Representation) by any Purchaser Indemnified Party (and no such Losses shall be reimbursable by the Sellers or shall be included in calculating the aggregate Losses set forth in clause (ii) below) other than Losses in excess of $200,000 resulting from any single claim or series of related claims; (ii) the Sellers shall not be liable for any claim for indemnification pursuant to the Section 10.02(a)(i) or Section 10.02(b)(i) (other than, in each case, with respect to any breach of any Fundamental Representation) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Sellers under those provisions equals or exceeds $6,000,000, whereupon the Purchaser Indemnified Parties shall be entitled to indemnification for the amount of such Losses in excess of such amount; (iii) the Sellers shall not be liable for any claim for indemnification pursuant to Section 10.02(c) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Sellers equals or exceeds $3,200,000, whereupon the Purchaser Indemnified Parties will be entitled to indemnification for 90% of the amount of such Losses in excess of such amount; (iv) the maximum amount of indemnifiable Losses which may be recovered from the Sellers pursuant to Section 10.02(c) shall be an amount equal to $10,000,000; and (v) the maximum amount of indemnifiable Losses which may be recovered from the Sellers arising out of or resulting from the causes set forth in the first sentence of Section 8.01, Section 10.02(a)(i), Section 10.02(b)(i) or Section 10.02(c) (other than, in each case, with respect to fraud or any breach of any Fundamental Representations, which, for the avoidance of doubt, shall not count towards the Cap) shall be an amount equal to $45,000,000 (the “Cap”); provided that, as of the Specified Matter Release Date, the Cap shall be reduced to an amount equal to $35,000,000 (it being agreed that any Losses relating to the causes set forth in Section 10.02(c) recovered by Purchaser prior to the Specified Matter Release Date shall not count towards such reduced Cap).

(c) No breach by the Sellers or NPC of any representation, warranty, covenant or agreement in this Agreement shall be deemed to have occurred for any purpose hereunder, and neither the Purchaser nor any Affiliate of the Purchaser shall have any claim or recourse against the Sellers or their directors, officers, employees, Affiliates, controlling Persons, agents, advisors or representatives with respect to such breach, under this Article X or otherwise, if such breach results from (i) any action required to be taken, or the failure to take any action where such inaction is required, in each case by any the Sellers, NPC or its Subsidiaries pursuant to the terms of this Agreement or (ii) any written direction or request from the Purchaser or any Affiliate of the Purchaser, on the one hand, to any of the Sellers, NPC or its Subsidiaries, on the other hand, to take any action such Person(s) would otherwise be prohibited from taking pursuant to the terms of the Agreement (it being understood and agreed that the foregoing shall in no way limit or affect the obligations of the Sellers under this Agreement with respect to any Excluded Taxes attributable to any such action or failure to take such action). Notwithstanding anything to the contrary contained in this Agreement, except for any such Losses paid or payable to a third party, Losses under any provision of this Agreement or the Escrow Agreement shall not include any punitive, consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or the Escrow Agreement; provided, however, that, subject to the other provisions of this Agreement (including Section 11.02(d)), such limitations shall not limit the right of any Party to recover contract damages in connection with the any other Party’s failure to consummate the transactions contemplated by this Agreement in violation of this Agreement.

(d) For all purposes of Article VIII and this Article X, “Excluded Taxes” and “Losses” shall be net of (i) any insurance or other recoveries payable to the Indemnified Party or any of its Affiliates (net of any corresponding increase in premiums) in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit actually realized by the Indemnified Party or any of its Affiliates in connection with the incurrence or payment of any such Excluded Taxes or Losses. To the extent any such Tax benefits are actually realized in a taxable year subsequent to the taxable year in which such Excluded Taxes or Losses are paid to the Indemnified Party, the Indemnified Party shall pay the amount of such Tax benefits to the Indemnifying Party at the time actually realized (up to the amount previously paid by the Indemnifying Party to the Indemnified Party in respect of such Excluded Taxes or Losses).

(e) Notwithstanding anything contained in this Agreement to the contrary, if pursuant to Section 2.07, Purchaser has previously received a Purchase Price reduction as a result of the amount of a specified Current Liability (as set forth in the Final Closing Net Working Capital) exceeding the amount of such Current Liability included in the determination of the Target Net Working Capital (such excess amount, a “Specified Loss Reduction”), then, in order to prevent double recovery, Purchaser’s right to indemnification pursuant to Section 10.02 with respect to a Loss relating to the subject matter of such Specified Loss Reduction shall be reduced by the amount of such Specified Loss Reduction. Nothing in this Section 10.04(e) shall affect the other limitations applicable to Purchaser’s right to indemnification under this Agreement set forth in Section 10.04.

(f) Notwithstanding the foregoing, nothing in this Agreement (including this Section 10.04) shall limit or restrict any Purchaser Indemnified Party’s rights to maintain or recover any amounts in connection with any action or claim based upon fraud.

(g) Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach of any representation or warranty hereunder and the amount of any Losses that are the subject matter of a claim for indemnification hereunder with respect to any such breach, each representation and warranty contained in this Agreement (other than Section 4.05, Section 4.06 and the first sentence of Section 4.08) shall be read without regard or effect to any qualification regarding “materiality,” “material adverse effect” or other terms of similar import or effect (and read as if such standard or qualification were deleted from such representation or warranty).

(h) Without limiting or otherwise affecting the rights of any Purchaser Indemnified Party with respect to the Escrow Amount, in no event shall any Seller’s liability after the Closing for any Losses hereunder (including amounts under Article VIII) exceed the net proceeds received by such Seller hereunder.

SECTION 10.05 Notice of Loss; Third Party Claims. (a) An Indemnified Party shall make any claim for indemnification hereunder by giving the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination within the period permitted for such claims hereunder, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Such notice shall include copies of all relevant material notices or documents (including court papers) received, if any, by the Indemnified Party, so long as such disclosure would not reasonably be expected to have an adverse effect on attorney-client or other privileges available to the Indemnified Party (provided that failure to provide such notices or documents shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party is materially prejudiced thereby).

(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment against it by a third party which may give rise to a claim for Loss under this Article X (each, a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt of such notice (or within such shorter period as may be reasonably required to permit the Indemnifying Party to respond to such claim within any applicable procedural time period); provided that failure to provide such notice shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall be entitled to assume and control the defense of a Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 10.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. If the Indemnified Party is entitled to, and has elected to assume control of, the defense of a Third Party Claim hereunder, then (x) the Indemnified Party shall not settle such Third Party Claim without the Indemnifying Party’s prior written consent, unless it waives any right to indemnification hereunder (any such settlement by the Indemnified Party without the Indemnifying Party’s prior written consent shall constitute a full and unconditional release of the Indemnifying Party from all Liability in respect of such Third Party Claim) and (y) the Indemnifying Party shall have the right to settle any Third Party Claim for which it obtains a full release of the Indemnified Party in respect of such Third Party Claim (provided that such settlement does not involve a finding of admission or wrongdoing on the part of the Indemnified Party and does not impose equitable remedies or any obligations on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder) or to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably withheld or delayed. Notwithstanding anything to the contrary in the foregoing, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim if (i) the claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation involving the Indemnified Party; (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Action giving rise to such Third Party Claim would be materially detrimental to or injure the Indemnified Party’s reputation or future business prospects; (iii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iv) upon petition by the Indemnified Party, the appropriate court of competent jurisdiction rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; or (v) the Indemnified Party reasonably believes that the Losses relating to the claim could exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of Section 10.04(b).

(c) Notwithstanding anything to the contrary herein, the Specified Matter shall not be subject to the foregoing provisions of this Section 10.05, the Purchaser Indemnified Parties shall be entitled to exclusively control the defense and settlement of such Specified Matter (which, subject to the applicable limitations in Section 10.04, shall be at the Indemnifying Party’s expense), and any of the Purchaser Indemnified Parties may settle such Specified Matter after consultation with the Sellers’ Representative.

SECTION 10.06 Distributions from Indemnity Escrow Account. (a) Any indemnification to which any Purchaser Indemnified Party is entitled under Article VIII or Article X shall first be paid out of the amount of funds then remaining in the Indemnity Escrow Account, and then, from and after such time as there are no funds then remaining in the Indemnity Escrow Account, such indemnification shall be paid directly by the Sellers in accordance with their Fully Diluted Ownership Percentages. Notwithstanding the foregoing, the amount of funds then remaining in the Indemnity Escrow Account shall be the sole and only source of recourse of any Purchaser Indemnified Party for indemnification under Section 10.02(b)(i) (other than in respect of breaches of any Fundamental Representation) and no Purchaser Indemnified Party shall be permitted to seek recovery directly against any Seller in respect of such matters.

(b) On the twelve (12) month anniversary of the Closing Date, there shall be released to the Sellers in accordance with the Escrow Agreement an aggregate amount, if any, equal to (i) the amount then remaining in the Indemnity Escrow Account, minus (ii) the aggregate amount claimed by the Purchaser Indemnified Parties pursuant to claims made and not fully resolved prior to such date (other than claims with respect to the Specified Matter), minus (iii) if the Specified Matter and all indemnification claims by the Purchaser Indemnified Parties related thereto have not been fully resolved prior to such date, the Specified Matter Holdback Amount as of such time. On the earlier of the thirty-six (36) month anniversary of the Closing Date and the date on which the Specified Matter and all indemnification claims by the Purchaser Indemnified Parties related thereto have been fully resolved (the “Specified Matter Release Date”), there shall be released to the Sellers in accordance with the Escrow Agreement an aggregate amount, if any, equal to (A) the amount then remaining in the Indemnity Escrow Account, minus (B) the aggregate amount of Unresolved Claims, minus (C) the lesser of (x) the Specified Matter Holdback Amount as of such time and (y) the aggregate amount claimed by the Purchaser Indemnified Parties pursuant to claims made and not fully resolved prior to such date with respect to the Specified Matter (such lesser amount being the “Remainder”). At any time following the twelve (12) month anniversary of the Closing Date, to the extent the funds held in the Indemnity Escrow Account exceed the sum of the Special Matter Holdback Amount and the aggregate amount claimed by the Purchaser Indemnified Parties pursuant to claims made by the Purchaser Indemnified Parties prior to such twelve (12) month anniversary of the Closing Date and not fully resolved prior to such time, other than claims with respect to the Specified Matter (the “Unresolved Claims”), such excess funds shall promptly be released to the Sellers in accordance with the terms of the Escrow Agreement. At any time following the Specified Matter Release Date, to the extent the funds held in the Indemnity Escrow Account exceed the sum of the Unresolved Claims and the Remainder (as each may be calculated from time to time), such excess funds shall promptly be released to the Sellers in accordance with the terms of the Escrow Agreement. For purposes of this Agreement, “Specified Matter Holdback Amount” shall mean, as of any time of determination, an amount equal to (i) $10,000,000, minus (ii) the aggregate amount of all payments that have previously been distributed from the Indemnity Escrow Account to the Purchaser Indemnified Parties in satisfaction of indemnification claims with respect to the Specified Matter.

(c) To the extent any portion of the funds then remaining in the Indemnity Escrow Account is used pursuant to the provisions of Section 10.06(a) to satisfy an indemnification obligation for which a particular Seller is responsible pursuant to Section 10.02(a), such Seller shall promptly pay to each other Seller an amount equal to such other Seller’s Fully Diluted Ownership Percentage of the aggregate amount of such funds.

SECTION 10.07 Remedies. (a) The Purchaser and the Sellers acknowledge and agree that (a) following the Closing, except (i) with respect to matters covered by Sections 2.07 and 2.08, (ii) as provided in Section 12.10 and (iii) in the case of intentional fraud, the indemnification provisions of this Article X shall be the sole and exclusive remedies of the Purchaser and the Sellers, as applicable, for any breach by the other Party of the representations and warranties in this Agreement and for any failure by the other Party to perform and comply with any covenants and agreements in this Agreement and (b) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Sellers, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each Party shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses (provided that any out-of-pocket costs and expenses incurred in taking such steps shall be Losses), and no Party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same Loss.

(b) Anything in this Article X to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be solely governed by Article VIII and shall not be subject to the provisions of this Article X; provided, however, that any liabilities for any Excluded Taxes that are indemnified pursuant to Section 8.01 shall be subject to Section 10.01, Section 10.04(b), Section 10.04(c), Section 10.04(d) and Section 10.06.

SECTION 10.08 Certain Waivers; etc. (a) The Sellers hereby agree not to (and shall cause their Affiliates and each Seller Indemnified Party not to) make any claim for indemnification against the Purchaser, NPC or any of their respective Affiliates by reason of the fact that any Seller or any Affiliate of any Seller or other Seller Indemnified Party is or was a shareholder, member, director, manager, officer, employee or agent of NPC or any of its Affiliates or is or was serving at the request of NPC or any of its Affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Purchaser Indemnified Parties against any Seller pursuant to this Agreement, and each Seller (on its own behalf and on behalf of its Affiliates and each Seller Indemnified Party) hereby acknowledges and agrees that it, he or she shall not have any claim or right to contribution or indemnity from NPC or any of its Affiliates with respect to any amounts paid to any Purchaser Indemnified Party pursuant to this Article X.

(b) Purchaser agrees that all rights to indemnification or exculpation existing in favor of the directors, officers, employees and agents of NPC and its Subsidiaries pursuant to and as provided in such entities’ organizational documents as of the Closing Date with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect in accordance with the terms of such provisions and applicable Law and that NPC and each Subsidiary will perform and discharge the obligations to provide such indemnity and exculpation following the Closing in accordance with such organizational documents and applicable Law. To the maximum extent permitted by applicable Law, unless otherwise provided in such organizational documents, such indemnification shall be mandatory rather than permissive, and NPC and each Subsidiary, as applicable, shall advance expenses in connection with such indemnification in accordance with such company’s organizational documents. The indemnification and liability limitation or exculpation provisions in such organizational documents of NPC and its Subsidiaries shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of NPC or any of its Subsidiaries, unless such modification is required by applicable Law. Notwithstanding anything to the contrary herein, this Section 10.08(b) shall not apply with respect to, and NPC, its Subsidiaries and the other Purchaser Indemnified Parties shall not have any obligations or liabilities under or in respect of any such indemnification or exculpation provisions in connection with, any of the matters referenced in Section 10.08(a).

SECTION 10.09 Further Environmental Provisions. With respect to any Remedial Action that relates to soil or groundwater contamination and that is conducted or required to be conducted to satisfy the Sellers’ indemnification obligations hereunder, including under Section 10.02 for a breach of the representations and warranties included in Section 4.18:

(a) The Sellers’ Representative shall have the right, but not the obligation, to conduct and control the Remedial Action; provided, however, that if the Sellers’ Representative opts to conduct such Remedial Action the Sellers’ Representative shall do so without unreasonably interfering with NPC’s operations thereon.

(b) The Purchaser and NPC will reasonably cooperate with the Sellers’ Representative, including, if the Sellers’ Representative opts to conduct the Remedial Action, providing access to any real property at which or from which such Remedial Action is to be conducted.

(c) The Sellers shall only be responsible for costs incurred in conducting a Remedial Action to the extent such Remedial Action is conducted in a cost-effective and commercially-reasonable manner (“Cost-Effective Manner”). The Cost-Effective Manner shall incorporate the least-stringent cleanup standards that, based on the use classification of the subject property as of the Closing, are allowed under applicable Environmental Law, and the least-costly methods that are allowed under applicable Environmental Law and that are approved by or are otherwise acceptable to applicable Governmental Authorities to achieve such standards, including the use of institutional or engineering controls, but in any event the Remedial Action shall be sufficient so as to settle and resolve any related Third Party Claims and, with respect to any Leased Real Property, to comply with the requirements of the relevant lease agreement. The Purchaser shall be responsible for the maintenance of any such institutional or engineering controls, including any deed restriction or cap, subsequent to the completion of their initial filing or installation, provided the annual cost is not material, and such maintenance costs shall not be subject to the Sellers’ indemnification obligations.

(d) The Sellers shall not be liable for any Remedial Action that is triggered or caused by any sampling and analysis of soil and/or groundwater subsequent to the Closing by or on behalf of the Purchaser or NPC, unless such sampling and analysis is (i) required to comply with any Environmental Law, (ii) required by any Governmental Authority or owner of any Leased Real Property, (iii) conducted in response to a Third Party Claim, or (iv) reasonably necessary to investigate facts that first become known to the Purchaser subsequent to the Closing and that indicate an imminent or potentially significant risk to human health.

ARTICLE XI

TERMINATION

SECTION 11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either NPC or the Purchaser (upon written notice to the other) if the Closing shall not have occurred by 9:00 a.m. Eastern time on December 31, 2011 (the “Termination Date”); provided, however, that in the event the Closing shall not have occurred pursuant to Section 2.03 due to a failure by any Financing Source to fund for any reason the Debt Financing or, if applicable, the Alternative Debt Financing, or the failure by the Purchaser to have Debt Financing, or financing is otherwise unavailable to the Purchaser, then the Termination Date shall be February 3, 2012; and provided further that the right to terminate this Agreement under this Section 11.01(a) shall not be available to any Party if such Party’s (or in the case of NPC, any Seller’s) breach of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date; provided further that, if NPC is entitled to terminate this Agreement pursuant to Section 11.01(e), no termination of this Agreement by Purchaser under this Section 11.01(a) shall be effective until 12:01 am Eastern time on the day immediately following the Termination Date;

(b) by either NPC or the Purchaser (upon written notice to the other) in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 11.01(b) shall not be available to any Party if such Party’s (or in the case of NPC, any Seller’s) breach of any provision of this Agreement results in the imposition of such Governmental Order or the failure of such Governmental Order to be resisted, resolved or lifted, as applicable;

(c) by NPC (upon written notice to the Purchaser) if a breach of any representation or warranty of the Purchaser or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement or any agreement or certificate specifically contemplated hereby (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the date on which the Closing should have occurred absent such breach, cause any of the conditions set forth in Section 9.01 not to be satisfied, and such condition is not cured, or is incapable of being cured, within twenty (20) days (but not later than the Termination Date) of receipt of written notice by NPC to the Purchaser of such breach or failure (together with notice that NPC intends to terminate this Agreement as a result); provided that neither NPC nor any of the Sellers are then in breach of this Agreement, which breach shall have been the cause any of the conditions set forth in Section 9.02 not to be satisfied;

(d) by the Purchaser (upon written notice to NPC) if a breach of any representation or warranty of NPC or any of the Sellers or failure to perform any covenant or agreement on the part of NPC or any of the Sellers set forth in this Agreement or any agreement or certificate specifically contemplated hereby (including an obligation to consummate the Closing) shall have occurred that would, that if occurring or continuing on the date on which the Closing should have occurred absent such breach, cause the condition set forth in Section 9.02 not to be satisfied, and such condition is not cured, or is incapable of being cured, within twenty (20) days (but not later than the Termination Date) of receipt of written notice by the Purchaser to NPC of such breach or failure (together with notice that the Purchaser intends to terminate this Agreement as a result); provided that the Purchaser is not then in breach of this Agreement, which breach shall have been the cause any of the conditions set forth in Section 9.01 not to be satisfied;

(e) by NPC on or after 5:00 pm Eastern time on the Termination Date (as extended, if applicable), by providing written notice to the Purchaser, if (i) the conditions set forth in Section 9.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing that would be satisfied at a Closing as of such date) or have been waived (in writing) by the Purchaser, (ii) the Sellers and NPC are ready, willing and able to consummate the transactions contemplated by this Agreement at the Closing and have irrevocably certified thereto in writing to the Purchaser and (iii) the Purchaser fails to complete the Closing within one Business Day following the date the Closing should have occurred pursuant to Section 2.03 due to the failure by any Financing Source to fund for any reason the Debt Financing or, if applicable, the Alternative Debt Financing, or the failure by the Purchaser to have Debt Financing, or financing is otherwise unavailable to the Purchaser; provided that NPC shall not have the right to terminate this Agreement under this Section 11.01(e) if NPC’s or any Seller’s material breach of this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or prior to the Termination Date; or

(f) by the mutual written consent of NPC and the Purchaser.

SECTION 11.02 Effect of Termination.

(a) Effect of Termination Generally. In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party except that (a) Section 6.03, this Section 11.02 and Article XII (other than Section 12.10) shall survive any termination and (b) except as provided in this Section 11.02, nothing herein shall relieve any Party from liability for any willful, intentional or knowing breach of this Agreement occurring prior to such termination. The Parties agree that in the event that this Agreement is terminated by NPC pursuant to Section 11.01(c), then NPC and the Sellers shall, subject to Section 11.02(d)(iii), be entitled to seek monetary damages against the Purchaser.

(b) Purchaser Termination Fee.

(i) In the event that this Agreement is terminated by NPC pursuant to Section 11.01(e), then the Purchaser shall promptly, but in any event within ten Business Days after the date of such termination, pay or cause to be paid to NPC or its designees an amount equal to $7,500,000 (the “Purchaser Termination Fee”), by wire transfer of immediately available funds to an account designated in writing by NPC. For the avoidance of doubt, in no event shall the Purchaser be obligated to pay, or cause to be paid the Purchaser Termination Fee on more than one occasion.

(ii) In the event that the Purchaser (or the Guarantor pursuant to the Limited Guarantee) shall fail to pay the Purchaser Termination Fee when due, the Purchaser Termination Fee shall be deemed to include, and shall be increased by, the costs and expenses incurred or accrued by NPC, the Sellers and any of their Affiliates (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 11.02, together with interest on such unpaid Purchaser Termination Fee, commencing on the date that the Purchaser Termination Fee became due, at a rate of interest equal to the rate of interest publicly announced by Citibank in the City of New York as such bank’s prime lending rate in effect as of the date such payment was required to be made plus 3%.

(c) Acknowledgements. Each Party acknowledges that (A) the agreements contained in this Section 11.02 are an integral part of the transactions contemplated in this Agreement, (B) the damages resulting from termination of this Agreement under circumstances where the Purchaser Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 11.02(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate NPC and the Sellers for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (C) without the agreements contained in this Section 11.02, the Parties would not have entered into this Agreement.

(d) Limitations on Liabilities.

(i) Notwithstanding anything to the contrary herein, in the event this Agreement is terminated pursuant to Section 11.01(e), NPC’s receipt of the Purchaser Termination Fee from the Purchaser pursuant to Section 11.02(b)(i), and the guarantee of such obligations pursuant to the Limited Guarantee, shall be the sole and exclusive remedy of the NPC Group against any member of the Purchaser Group for any Losses or other damages suffered in connection with this Agreement or the transactions contemplated hereby (including the Acquisition Financing) (including as a result or in connection with any breach by Purchaser of any representation, warranty, covenant or agreement in this Agreement or the failure of the Closing to be consummated), and upon receipt of the Purchaser Termination Fee, none of the NPC Group shall have any further recourse against any member of the Purchaser Group in connection with this Agreement or the transactions contemplated hereby (including the Acquisition Financing) and the Sellers and NPC shall cause any Action pending against the Purchaser or any member of the Purchaser Group in connection with this Agreement and the transactions contemplated hereby to be dismissed with prejudice promptly, but in any event within five Business Days thereafter.

(ii) In no event shall any member of the NPC Group seek or permit to be sought on behalf of any member of the NPC Group any Losses or any other recovery judgment or damages of any kind, including consequential, indirect, or punitive damages, from any member of the Purchaser Group other than Purchaser (to the extent provided herein) or, with respect to the Limited Guarantee, the Guarantor (to the extent provided therein), in connection with this Agreement or the transactions contemplated hereby. Each Seller and NPC each acknowledges and agrees that no member of the NPC Group has any right of recovery against, and no personal liability shall attach to any member of the Purchaser Group (other than Purchaser to the extent provided herein or the Guarantor to the extent provided in the Limited Guarantee), through Purchaser or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Purchaser against the Guarantor or any other member of the Purchaser Group, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from the Guarantor (but not any other member of the Purchaser Group (including any general partner or managing member)) under and to the extent provided in the Limited Guarantee and subject to the Purchaser Liability Cap and the other limitations described therein and herein (including those set forth in Section 11.02(d)(i)). Recourse against the Guarantor under the Limited Guarantee shall be the sole and exclusive remedy of NPC and the NPC Group against the Guarantor and any other member of the Purchaser Group (other than Purchaser to the extent provided in this Agreement (subject to the limitations set forth herein)) in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby. NPC and each Seller acknowledges that Purchaser is a newly-formed company and does not have any material assets except in connection with this Agreement or the Financing Commitments as expressly set forth herein and therein. The Purchaser acknowledges that, except for the Purchaser Liability Cap and as otherwise provided herein, nothing set forth in this Section 11.02(d)(ii) shall in any way modify the obligations of the Purchaser set forth in Section 6.05(a).

(iii) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of the Purchaser for monetary damages in connection with this Agreement and the transactions contemplated hereby shall be limited to Purchaser Liability Cap. In no event shall any member of the NPC Group seek or permit to be sought on behalf of any member of the NPC Group any monetary damages or any other recovery, judgment or damages of any kind in excess of the Purchaser Liability Cap. This Section 11.10(d)(iii) relates solely to monetary damages and does not limit the rights or liabilities of the Parties in the event that a Party is entitled to seek specific performance in accordance with Section 12.10 and a court of competent jurisdiction specifically enforces the obligations of the Parties under this Agreement in accordance with the terms of Section 12.10; provided, however, that in no event shall any member of the NPC Group be entitled to receive both monetary damages and specific performance (but shall be entitled to seek specific performance (if, and solely to the extent, permitted by Section 12.10)) and monetary remedies until one of them is granted).

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred (it being understood and agreed that any such costs and expenses of NPC and its Subsidiaries arising prior to or as a result of the Closing and not otherwise paid prior to the Closing shall be the responsibility of the Sellers if not otherwise accounted for herein as NPC Transaction Expenses or Current Liabilities in the calculation of Net Working Capital).

SECTION 12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made) by delivery in person on the date of delivery, upon the day scheduled for delivery (or the next Business Day thereafter if such day is not a Business Day) when delivery is guaranteed by an internationally recognized overnight courier service, by facsimile (upon receipt confirmed electronically or telephonically from the receiving facsimile machine) or upon the third Business Days after such notice communication is sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the addresses set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.02). If the delivery deadline date for any item under this Agreement is a day that is not a Business Day, the applicable delivery deadline date for such item shall be the immediately following Business Day.

(a)	if to NPC prior to the Closing:

c/o Bank of America

Global Principal Investments

135 La Salle Street

Chicago, IL 60603

Facsimile:         (312) 828-6298

Attention:         Jeffrey M. Atkins

with copies to:

North Cove Partners, LLC

17 State Street, 22nd Floor

New York, NY 10004

Facsimile:        (212) 440-5716

Attention:         Christopher Birosak

                           Jaideep Hebbar

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Facsimile:        (212) 848-7179

Attention:         John A. Marzulli, Jr.

                           Robert M. Katz

(b)	if to the Sellers, to the Sellers’ Representative:

c/o Bank of America

Global Principal Investments

135 La Salle Street

Chicago, IL 60603

Facsimile:        (312) 828-6298

Attention:         Jeffrey M. Atkins

with copies to:

North Cove Partners, LLC

17 State Street, 22nd Floor

New York, NY 10004

Facsimile:        (212) 440-5716

Attention:         Christopher Birosak

                           Jaideep Hebbar

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Facsimile:        (212) 848-7179

Attention:         John A. Marzulli, Jr.

                           Robert M. Katz

(c)	if to the Sellers’ Representative:

c/o Bank of America

Global Principal Investments

135 La Salle Street

Chicago, IL 60603

Facsimile:        (312) 828-6298

Attention:         Jeffrey M. Atkins

with copies to:

North Cove Partners, LLC

17 State Street, 22nd Floor

New York, NY 10004

Facsimile:        (212) 440-5716

Attention:         Christopher Birosak

                           Jaideep Hebbar

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Facsimile:        (212) 848-7179

Attention:         John A. Marzulli, Jr.

                           Robert M. Katz

(d)	if to the Purchaser:

c/o Olympus Growth Fund V, L.P.

One Station Place, 4th Floor

Stamford, Connecticut 06902

Attn:                 Paul Rubin and Evan Eason

Tel:                    (203) 353-5900

Fax:                    (203) 252-5910

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle St.

Chicago, Illinois 60654

Attn:                 John A Schoenfeld, P.C.

Tel:                   (312) 862-2000

Fax:                  (312) 862-2200

SECTION 12.03 Public Announcements. None of the Parties shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby or otherwise communicate with any news media, without the prior written consent of the Purchaser and the Sellers’ Representative unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the Purchaser and the Sellers’ Representative shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication.

SECTION 12.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 12.05 Entire Agreement. This Agreement, the Escrow Agreement and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

SECTION 12.06 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Sellers’ Representative and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers’ Representative or the Purchaser), as the case may be, and any such purported assignment shall be void; provided that the Purchaser and its permitted assigns may at any time without the prior written consent of the Sellers’ Representative or any other Party: (a) assign, in whole or in part, its rights and obligations under this Agreement to one or more of its Affiliates or to any subsequent purchaser of NPC or of any material portion of the NPC’s assets (provided that no such assignment shall relieve the Purchaser of liability for any of its obligations under this Agreement) and (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to the Purchaser, NPC, such permitted assign and/or any of their Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns.

SECTION 12.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers’ Representative and the Purchaser that expressly references the Section(s) of this Agreement to be amended or (b) by a waiver in accordance with Section 12.08.

SECTION 12.08 Waiver. (a) The Purchaser may (i) extend the time for the performance of any of the obligations or other acts of the Sellers, NPC and its Subsidiaries (for periods prior to the Closing), (ii) waive any inaccuracies in the representations and warranties of the Sellers and NPC contained herein or in any document delivered by such Party pursuant hereto or (iii) waive compliance with any of the agreements of the Sellers and NPC or conditions to such Party’s obligations contained herein and (b) the Sellers’ Representative may (i) extend the time for the performance of any of the obligations or other acts of the Purchaser, NPC and its Subsidiaries (for periods after the Closing), (ii) waive any inaccuracies in the representations and warranties of the Purchaser contained herein or in any document delivered by the Purchaser pursuant hereto or (iii) waive compliance with any of the agreements of the Purchaser or conditions to the Purchaser’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby and setting forth with specificity the applicable extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 12.09 No Third Party Beneficiaries. Except for the rights to indemnification of the Purchaser Indemnified Parties and the Seller Indemnified Parties under this Agreement (including as provided for in Sections 10.02, 10.03 and 10.04) and the rights of the members of the Purchaser Group (other than the Purchaser) hereunder (including Sections 11.02, 12.04, 12.10, 12.11 and 12.12 with respect to the Financing Sources or any other lender or prospective lender, lead arranger, arranger, agent or representative of or to Purchaser or Guarantor), which in each case, such Persons are intended third party beneficiaries with respect thereto, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 12.10 Specific Performance.

(a) The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, subject to Section 12.10(b) and Section 12.10(c), in addition to any other right or remedy to which the Parties may be entitled, at law or in equity (including monetary damages), the Purchaser, NPC and the Sellers’ Representative (on behalf of the Sellers) shall each be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. The Parties agree that the Sellers’ Representative and NPC shall be entitled to enforce specifically the Purchaser’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to pay the Purchase Price), in each case, only if (x) the conditions set forth in Article IX have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction at the Closing) or waived and (y) all of the other conditions to the granting of such specific enforcement set forth in Section 12.10(b) have been satisfied.

(b) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that NPC and the Sellers’ Representative shall be entitled to seek specific performance (or any other equitable relief) to cause Purchaser to draw upon and consummate the Equity Financing, to enforce specifically its rights under the Equity Commitment Letter or to cause Purchaser to complete the transactions contemplated hereby, including to effect the Closing in accordance with Section 2.03, in each case on the terms and subject to the conditions in this Agreement, if, but only if, all of the following conditions have been satisfied: (i) all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived; (ii) Purchaser fails to complete the Closing in accordance with Section 2.03 by the date the Closing is required to have occurred pursuant to Section 2.03; (iii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; and (iv) and the Sellers’ Representative (on behalf of the Sellers) has confirmed in writing to Purchaser that the Sellers are prepared to and will effect the Closing upon the funding of the Equity Financing and Debt Financing.

(c) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that, subject to Section 11.02(d), prior to the termination of this Agreement NPC and the Sellers’ Representative shall be entitled to seek specific performance (or any other equitable relief) to cause Purchaser to perform any obligations of Purchaser hereunder to enforce is rights under the Debt Commitment Letters to draw upon and consummate the Debt Financing or to commence litigation proceedings against any Financing Source to compel such Financing Source to provide its portion of the Debt Financings as required by the Debt Commitment Letters (or otherwise specifically enforce its rights under the Debt Commitment Letters), in each case on the terms and subject to the conditions set forth in this Agreement and the Debt Commitment Letters, if, but only if, (i) all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived; (ii) Purchaser fails to complete the Closing in accordance with Section 2.03 by the date the Closing is required to have occurred pursuant to Section 2.03; and (iii) and the Sellers’ Representative (on behalf of the Sellers) has confirmed in writing to Purchaser that the Sellers are prepared to and will effect the Closing upon the funding of the Equity Financing and Debt Financing.

SECTION 12.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. All Actions arising out of or relating to this Agreement (including the Acquisition Financing) shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of the City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the

Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the Parties hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either Party and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. The parties hereby agree that the mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 12.02, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

SECTION 12.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE ACQUISITION FINANCING). EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

SECTION 12.13 Sellers’ Representative. (a) Each of the Sellers hereby irrevocably appoints Merrill Lynch Global Private Equity, Inc. to be the Sellers’ Representative for all purposes under this Agreement and, when executed, the Escrow Agreement, and to act as such Seller’s true and lawful agent, attorney-in-fact and representative for and on behalf of the Sellers and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with this Agreement or the Escrow Agreement, as fully to all intents and purposes as such Seller might or could do in person, including taking any and all action on behalf of such Sellers from time to time as contemplated hereunder. Without limiting the generality of the foregoing, each of the Sellers authorizes the Sellers’ Representative to act on its behalf in connection with (i) any adjustment to the Purchase Price to be made pursuant to Section 2.07, (ii) all Claims (including the settlement thereof), notices and communications relating to indemnification matters set forth in Article X or Article VIII, other than Claims made by the Purchaser against such Seller arising out of a breach of a representation or warranty of such Seller contained in Article III or a breach of any covenant of such Seller contained in Section 6.03(c) (the “Seller Matters”), (iii) attending meetings with Governmental Authorities as contemplated by Section 6.04 and (iv) the Escrow Agreement upon the terms and conditions set forth therein. Merrill Lynch Global Private Equity, Inc. hereby agrees and consents to its appointment as the Sellers’ Representative pursuant to this Section 12.13, effective as of the date of this Agreement. The Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Sellers’ Representative in all matters referred to herein. The Purchaser is entitled to deal exclusively with the Sellers’ Representative on all matters other than the Seller Matters. Any action taken or not taken or decisions, communications or writings made, given or executed by the Sellers’ Representative with respect to all matters other than the Seller Matters, for or on behalf of any Seller, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Seller. Any notice or communication delivered by the Purchaser to the Sellers’ Representative shall be deemed to have been delivered to all the Sellers. Each Seller acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Sellers’ Representative, such Seller shall be bound by such documents or actions as fully as if such Seller had executed and delivered such documents. The Purchaser shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller in connection with any matter, other than the Seller Matters, unless the same is made, given or executed by the Sellers’ Representative. Other than in its capacity as a Seller hereunder and without limitation to its obligations under this Agreement wherein the Sellers’ Representative acts in a capacity as the Sellers’ Representative, the Sellers’ Representative shall have no liability to the Purchaser for any default under this Agreement by any other Seller.

(b) The Sellers’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Sellers’ Representative. Each Seller agrees that, in connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder (i) the Sellers’ Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct or fraud, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to any Seller. Each Seller shall indemnify, pro rata based upon such Seller’s Owned Membership Interest Percentage, the Sellers’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative hereunder, or under the Escrow Agreement or otherwise in its capacity as the Sellers’ Representative. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Sellers’ Representative hereunder for its willful misconduct or fraud. In the event of any indemnification hereunder, upon written notice from the Sellers’ Representative to Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Sellers’ Representative full payment of his or her ratable share of the amount of such deficiency, in accordance with such Seller’s Percentage Interest.

(c) All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement.

(d) The grant of authority provided for herein is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller.

SECTION 12.14 Conflict of Interest. If any Seller so desires and without the need for any consent or waiver by the Purchaser, NPC or any of its Subsidiaries, Shearman & Sterling LLP (“Shearman & Sterling”) shall be permitted to represent any or all of the Sellers or the Sellers’ Representative after the Closing in connection with any matter related to this Agreement, the Escrow Agreement, the transactions contemplated hereby or thereby, or any disagreement or dispute relating hereto or thereto. Without limiting the generality of the foregoing, after the Closing, Shearman & Sterling shall be permitted to represent the Sellers or the Sellers’ Representative, any of their respective agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (for purposes of this Section 12.14, “dispute” includes any litigation, arbitration or other adversary proceeding) with the Purchaser, NPC or any of its Subsidiaries, or any of their respective agents or Affiliates under or relating to this Agreement, the Escrow Agreement, any of the transactions contemplated hereby or thereby, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement. Upon and after the Closing, NPC and its Subsidiaries shall cease to have any attorney-client relationship with Shearman & Sterling, unless and to the extent Shearman & Sterling is specifically engaged in writing by NPC or any of its Subsidiaries to represent NPC or any of its Subsidiaries after the Closing and either such engagement involves no conflict of interest with respect to the Sellers and the Sellers’ Representative or the applicable Sellers or the Sellers’ Representative, as appropriate, consent in writing at the time to such engagement. Any such representation of NPC or any of its Subsidiaries by Shearman & Sterling after the Closing shall not affect the foregoing provisions hereof. Furthermore, Shearman & Sterling shall be permitted to withdraw from any representation of NPC or any of its Subsidiaries in order to be able to represent or continue so representing the Sellers or the Sellers’ Representative, even if such withdrawal causes NPC or any of its Subsidiaries additional legal expense, delay or other prejudice. Except with the consent of the Sellers, none of the Purchaser, NPC nor any of its Subsidiaries, nor any Person purporting to act on behalf of or through the Purchaser, NPC or any of its Subsidiaries, will seek to obtain attorney-client privileged communications among the Purchaser, NPC and its representatives at Shearman & Sterling related to this Agreement, the Escrow Agreement, or the transactions contemplated hereby or thereby; provided, however, that the Purchaser, NPC or any of its Subsidiaries or any Person purporting to act on behalf of or through the Purchaser, NPC or any of its Subsidiaries, shall be able to seek to obtain and in fact obtain non-attorney-client privileged communications.

SECTION 12.15 Counterparts. This Agreement may be executed and delivered (including by scanned or facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 12.16 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, “$” refers to United States dollars and all payments hereunder shall be made in United States dollars by wire transfer in immediately available funds to such account as shall have been specified in writing by the recipient thereof to the Party making such payment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NPC ACQUISITION HOLDINGS, LLC

By:	/s/ Christopher Birosak
	Name:	Christopher Birosak
	Title:	Director

ML GLOBAL PRIVATE EQUITY FUND, L.P.

By: MLGPE LTD., its general partner

By:	/s/ Jeffrey Atkins
	Name:	Jeffrey Atkins
	Title:	Managing Director

MERRILL LYNCH VENTURES, L.P. 2001

By:	MERRILL LYNCH VENTURES, LLC, its general partner

By:	/s/ Jeffrey Atkins
	Name:	Jeffrey Atkins
	Title:	Managing Director

/s/ James K. Schwartz
James K. Schwartz

/s/ Troy D. Cook
Troy D. Cook

/s/ Charles W. Peffer
Charles W. Peffer

[Signature Page to Purchase and Sale Agreement]

/s/ Brandon K. Barnholt
Brandon K. Barnholt

/s/ Blayne Vaughn
Blayne Vaughn

/s/ Linda Sheedy
Linda Sheedy

/s/ Vonnie Walbert
Vonnie Walbert

/s/ Mike Woods
Mike Woods

/s/ Mike Pace
Mike Pace

/s/ Susan Dechant
Susan Dechant

/s/ Robert Cotton
Robert Cotton

/s/ Kirby Mynier
Kirby Mynier

/s/ Tracy Armentrout
Tracy Armentrout

/s/ Tom White
Tom White

[Signature Page to Purchase and Sale Agreement]

ML NPC INTERNATIONAL CO-INVEST, L.P.

By:	ML NPC Co-Invest LTD.,
its general partner

By:	/s/ Jeffrey Atkins
	Name:	Jeffrey Atkins
	Title:	Managing Director

[Signature Page to Purchase and Sale Agreement]

NPC INTERNATIONAL HOLDINGS, INC.

By:	/s/ Evan Eason
	Name:	Evan Eason
	Title:	Vice President

[Signature Page to Purchase and Sale Agreement]

MERRILL LYNCH GLOBAL PRIVATE EQUITY, INC.

By:	/s/ Jeffrey Atkins
	Name:	Jeffrey Atkins
	Title:	Managing Director

[Signature Page to Purchase and Sale Agreement]